SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

AMONG

G REIT, L.P., a Virginia limited partnership,

THE LENDERS NAMED HEREIN

AND

LASALLE BANK NATIONAL ASSOCIATION, as Agent for the Lenders
Dated as of January __, 2006SECOND AMENDED AND RESTATED
CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is dated as of January      , 2006, by and among G REIT, L.P., a Virginia limited partnership, having an address at 1551 North Tustin Avenue, Suite 650, Santa Ana, California 92705 (“Borrower”), the lenders listed on Exhibit A attached hereto, as amended from time to time (each a “Lender” and collectively, the “Lenders”) and LASALLE BANK NATIONAL ASSOCIATION, a national banking association, having an address at 135 South LaSalle Street, Chicago, Illinois 60603, as agent for the Lenders (the “Agent”).

WITNESSETH:

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of July 17, 2003, by and among Borrower, the Lenders and Agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of August 11, 2003, that certain Second Amendment to Amended and Restated Credit Agreement dated as of September 19, 2003, that certain Third Amendment to Amended and Restated Credit Agreement dated as of November 7, 2003, that certain Fourth Amendment to Amended and Restated Credit Agreement, dated as of December 19, 2003, that certain Fifth Amendment to Amended and Restated Credit Agreement dated as of March 29, 2004 and that certain Sixth Amendment to Amended and Restated Credit Agreement dated as of August 27, 2004 (as so amended, the “Original Agreement”), the Agent has agreed to underwrite and arrange a credit facility in the amount of up to $175,000,000 on behalf of Borrower;

WHEREAS, Borrower, the Lenders and Agent have agreed to amend and restate the Original Agreement in its entirety and, subject to the terms and conditions of this Agreement, extend the Maturity Date, decrease the amount of the credit facility to $58,368,618.00 (the “Loan”), and eliminate the revolver feature of the Original Agreement;

WHEREAS, Borrower’s obligations under the Agreement will be secured by a lien on the Collateral Pool; and

WHEREAS, in consideration of the representations, warranties, covenants and agreements of Borrower set forth herein and in the Loan Documents, the Lenders are willing to establish the credit facility upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Actual Debt Service Coverage Ratio” means, with respect to all Mortgaged Properties, the ratio of Net Operating Income to Debt Service computed on the basis of a twenty-five (25) year amortization schedule and a rate of interest equal to the actual rate of interest charged on the outstanding balance of the Loan at the time of determination.

“Adjusted Eurodollar Rate” means, with respect to each Interest Period, the rate obtained by dividing (i) the Eurodollar Rate for such Interest Period by (ii) a percentage equal to one (1) minus the stated maximum rate (stated as a decimal) of all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loan is determined or any category of extensions of credit for other assets that includes loans by a non-United States office of the Agent to United States residents) or by any other Requirement of Law relating to reserve or capital adequacy requirements.

“Advisor” means Triple Net Properties, LLC, a Virginia limited liability company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, whether through the ownership of voting securities, by contract, or otherwise. A Person shall be deemed to control a corporation, limited partnership or limited liability company if such Person possesses, directly or indirectly, (i) fifty percent (50%) or more of the beneficial interests in such corporation, limited partnership or limited liability company or (ii) the power to direct or cause the direction of the management and policies of such corporation, through the ownership of voting securities, partnership or membership interests or by contract or otherwise.

“Agent” means LaSalle Bank National Association, in its capacity as agent for the Lenders hereunder, or such successor Agent as may be appointed pursuant to Section 7.10 of this Agreement.

“Agreement” means this Agreement, as amended, supplemented, or modified from time to time.

“Applicable Base Rate” means such rate of interest as is publicly announced by Agent at its office in Chicago from time to time as its prime rate.

“Applicable Eurodollar Rate” means the Adjusted Eurodollar Rate plus the applicable Eurodollar Spread.

“Applicable Rate” means the Applicable Eurodollar Rate or the Applicable Base Rate as selected by Borrower pursuant to Section 2.6.

“Appraised Value” means, with respect to any Mortgaged Property, the “as-is” value of such Mortgaged Property determined by a FIRREA Appraisal.

“Assignment and Subordination of Advisory Agreement” means that certain Assignment and Subordination of Advisory Agreement dated as of July 17, 2003, executed by Borrower and Advisor in favor of Agent, as the same has been and may be amended, modified or otherwise supplemented from time to time, including, without limitation, the First Amendment.

“Assignment and Subordination of Management Agreement” means each Assignment and Subordination of Management Agreement executed by an Executing Subsidiary and Property Manager in favor of Agent, with respect to a Mortgaged Property, as the same may, has been and may be amended, modified or otherwise supplemented from time to time.

“Assignment of Leases and Rents” means each Assignment of Leases and Rents executed by an Executing Subsidiary, as assignor, in favor of Agent, as assignee, for each Mortgaged Property, as the same has been and may be amended, modified or otherwise supplemented from time to time.

“Authorized Representative” means the President and Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of General Partner.

“Bankruptcy Code” has the meaning provided in Section 6.l(g).

“Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Borrowing Base Loan Amount” means the lesser of (x) $58,368,618.00 and (y) the maximum amount that would not cause (i) the Loan to Value Ratio to exceed 0.65 to 1 or (ii) the Imputed Debt Service Coverage Ratio to be not less than 1.40 to 1.

“Business Day” means any day excluding Saturday, Sunday, and any other day on which banks are required or authorized to close in Chicago or on which trading is not carried on by and between banks in Dollar deposits in the applicable interbank Eurodollar market.

“Centerpoint Indemnity” means that certain Indemnity Agreement dated as of September 19, 2003 from Borrower, Guarantor and Indemnitors with respect to the Centerpoint Property.

“Centerpoint Property” means that certain Mortgaged Property located at 20809 — 20829 72nd Avenue South and 6811 South 204th Street, Kent, Washington.

“Closing Date” means the date of the this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor code thereto.

“Collateral Pool” means, collectively, the Mortgaged Properties and the proceeds thereof, and all other property and interests in property now owned or hereafter acquired by an Executing Subsidiary (expressly excluding all other entities) and upon which a Lien has been or is purported or intended to have been granted in favor of the Agent.

“Commitment” has the meaning provided in Section 2.1.

“Compliance Certificate” has the meaning provided in Section 5.2(e).

“Contractual Obligation” means as to any Person, any material provision of any security issued by such Person or of any agreement, instrument, or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Credit Exposure” has the meaning provided in Section 8.12.

“Debt Service” means for any period the sum of (i) all interest obligations accrued on all Indebtedness of Borrower and its Subsidiaries, (ii) all payments of principal required to be made with respect to any Indebtedness of Borrower and its Subsidiaries during such period, and (iii) all other payments required to be made in respect of any Indebtedness of Borrower and its Subsidiaries.

“Decisions” has the meaning provided in Section 7.14.

“Default” means any condition or event that, with the giving of notice or the lapse of time or both, would constitute an “Event of Default” hereunder or under the Promissory Notes or the other Loan Documents.

“Default Rate” means the greater of four percent (4%) plus the Interest Rate Floor and the Applicable Base Rate, regardless of whether a Eurodollar Rate Election would otherwise then be in effect.

“Depository Accounts” means any operating account set up and maintained by Borrower or an Executing Subsidiary with Agent.

“Dollar” and the sign “$” each mean lawful currency of the United States of America.

“Environment” means soil, surface waters, groundwaters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Discharge” means any discharge of pollutants or effluent into any aquifer or water source or system (whether naturally occurring or man made), gaseous emissions (including, without limitation, air emissions), particulate emissions and noise emissions, in each case, in violation of any Relevant Environmental Law.

“Environmental Indemnity” means that certain Environmental Indemnity dated as of July 17, 2003 executed by Borrower and Guarantor in favor of the Agent, as the same has been and may be amended, modified or otherwise supplemented from time to time, including, without limitation, by the First Amendment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that together with Borrower or a Subsidiary of Borrower would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA.

“Estoppel” has the meaning provided in Section 3.1(a)(xxiv).

“Estoppel Tenants” means those tenants of Mortgaged Properties listed on Exhibit B.

“Eurodollar Loans” has the meaning provided in Section 2.6(a).

“Eurodollar Loan Request” has the meaning provided in Section 2.6(c)(i).

“Eurodollar Rate” means a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the principal balance of the Loan and for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 a.m. (London time) two Business Days prior to the commencement of the relevant Interest Period, as displayed in the Bloomberg Financial Markets system, or other authoritative source selected by the Agent in its sole discretion, divided by a number determined by subtracting from 1.00 the maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurodollar liabilities, such rate to remain fixed for such Interest Period. The Agent’s determination of the Eurodollar Rate shall be conclusive, absent manifest error.

“Eurodollar Rollover” has the meaning provided in Section 2.6(c)(ii).

“Eurodollar Spread” means two and 25/100 percent (2.25%).

“Event of Default” has the meaning provided in Section 6.1.

“Executing Subsidiary” means each Subsidiary of Borrower listed on Exhibit C attached hereto.

“Federal Funds Rate” means, for any day of determination, a rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the weighted average of the rates on overnight Federal Funds transacted with members of the Federal Reserve System arranged by Federal Funds brokers on such date, as published by the Federal Reserve Bank of Chicago on the Business Day next succeeding such day, provided that (x) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (y) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent.

“Fees” has the meaning provided in Section 2.19.

“Financing Statements” means UCC Financing Statements made by an Executing Subsidiary, as debtor, in favor of the Agent, as secured party, covering all fixtures, equipment and personal property of such Executing Subsidiary at the applicable Mortgaged Property.

“FIRREA Appraisal” means an appraisal obtained by Agent at Borrower’s expense and conforming in all respects with the Financial Institutions Reform, Recovery and Enforcement Act of 1989, 12 USC 1811, and which such appraisal shall be obtained with respect to each Mortgaged Property not more than once in any twelve (12) month period thereafter.

“First Amendment” means that certain First Amendment to Loan Documents dated as of the date hereof in the form attached hereto as Exhibit D.

“Form of Assignment and Assumption Agreement” has the meaning provided in Section 8.13.

“GAAP” means generally accepted accounting principles as in effect at the time of application applied on a consistent basis.

“Governmental Authority” means any nation and any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including, but not limited to, the Federal Reserve Board, any Federal Reserve Bank, any other central banking authority, or any agency or subdivision thereof.

“Guarantee Obligation” means, as to any Person (the “Guaranteeing Person”), any obligation of (a) the Guaranteeing Person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the Guaranteeing Person has issued a reimbursement, counterindemnity, or similar obligation, in either case guaranteeing any Indebtedness, leases, dividends, or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the Guaranteeing Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any Guaranteeing Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such Guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such Guaranteeing Person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such Guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by Agent in good faith.

“Guarantor” means G REIT, Inc., a Maryland corporation, the general partner of Borrower.

“Guaranty” means that certain Unconditional Guaranty dated as of July 17, 2003 executed by General Partner in favor of Agent and the Lenders, as the same has been and may be amended, modified, reaffirmed or otherwise supplemented from time to time, including, without limitation, by a Reaffirmation of Guaranty substantially in the form attached hereto as Exhibit E.

“Hazardous Materials” means any substance in quantities and/or form:

(a) the presence of which requires or shall hereafter require notification, investigation or remediation under any Relevant Environmental Law; or

(b) which is or becomes defined as a “hazardous waste”, “hazardous material” or “hazardous substance” or “controlled industrial waste” or “pollutant” or “contaminant” under any Relevant Environmental Law, including without limitation, which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds, or which contains polychlorinated biphenyls or asbestos or urea formaldehyde foam insulation, or which contains or emits radioactive particles, waves or material, including radon gas; or

(c) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated under any Relevant Environmental Law or by any Governmental Authority; or

(d) pursuant to applicable Relevant Environmental Laws, the presence of which on the Mortgaged Property causes or threatens to cause a nuisance upon the Mortgaged Property or adjacent properties; or poses or threatens to pose a hazard to the Mortgaged Property or to the health or safety of persons or property on or about the Mortgaged Property, including, without limitation, mold, mycotoxins and microbial matter (whether naturally occurring or otherwise).

“Imputed Debt Service Coverage Ratio” means, with respect to all Mortgaged Properties, the ratio of Net Operating Income to Debt Service computed with respect to the Loan on the basis of a twenty-five (25) year amortization schedule and a rate of interest per annum equal to the greater of (i) the Treasury Rate then in effect plus two and 75/100 percent (2.75%), (ii) eight percent (8%), and (iii) the actual rate of interest charged with respect to the Loan at the time of determination.

“Indebtedness” of any Person means as of the date of any determination thereof:

(a) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes, or other similar instruments);

(b) all rental or other obligations under leases required to be capitalized under GAAP;

(c) all Guarantee Obligations of such Person;

(d) liabilities resulting from all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements determined on a consolidated basis for all such payment obligations; and

(e) indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed.

“Indebtedness” shall expressly exclude indebtedness of Subsidiaries of Borrower to Borrower.

“Indemnified Loss” has the meaning provided in Section 8.23.

“Indemnified Party” has the meaning provided in Section 8.23.

“Indemnitors” means Advisor and Thompson.

“Intellectual Property” has the meaning provided in Section 4.12.

“Interest Period” has the meaning provided in Section 2.6(c)(iii).

“Interest Rate Agreement” means any interest rate protection agreement Borrower enters into with respect to the Loan.

“Interest Rate Floor” has the meaning provided in Section 2.6(a).

“Investigation” On September 16, 2004, Advisor learned that the Securities and Exchange Commission (the “SEC”) was conducing an investigation captioned In the matter of Triple Net Properties, LLC. The investigation relates to the Advisor and various affiliates of the Advisor, including the Borrower. The Borrower understands that the nature of the investigation regarding it is over whether materially false and misleading statements were made or material facts were omitted in connection with the offer, purchase and sale of the Borrower’s securities (the “Investigation”). The Borrower intends to cooperate with the Investigation.

“Leases” means all leases, licenses and other arrangements pursuant to which any Person has the right or option to occupy or use any portion of any Mortgaged Property, and shall include all right, title and interest to receive all rent and other revenue thereunder, and shall include all guaranties of the obligations of all such Persons.

“Lender” or “Lenders” has the meaning set forth in the introductory paragraph of this Agreement, and any successors and assigns, provided that any Lender(s) not specified on Exhibit A at the time of execution hereof must meet the requirements set forth in Section 8.12 below applicable to a Participant or Section 8.13 as a Purchasing Lender.

“Lending Office” means, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which any of such Lender’s Loans are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans are made, as designated in writing from time to time to the Agent and Borrower.

“Lien” means, with respect to any asset, any mortgage, pledge, security interest, encumbrance, lien, charge, or deposit arrangement or other arrangement having the practical effect of the foregoing and shall include the interest of a vendor or lessor under any conditional sale agreement, capitalized lease, or other title retention agreement relating to such asset or the filing of any financing statement under the UCC or comparable law.

“Loan Documents” means, collectively, this Agreement, the Promissory Notes, the Guaranty, all Assignments of Leases and Rents, all Mortgages, all Financing Statements, the Environmental Indemnity, any Interest Rate Agreement, the Assignment and Subordination of Advisory Agreement, all Assignments and Subordinations of Management Agreement, the Note Assumptions and all other documents, certificates, affidavits and other instruments executed and delivered by Borrower and/or its Affiliates pursuant thereto or in connection therewith, as each of the same may be amended, modified or otherwise supplemented from time to time.

“Loan to Value Ratio” means the ratio of the outstanding balance of the Loan to the aggregate appraised value of the Mortgaged Properties, from time to time, to be determined not more frequently than once in any twelve month period, with reference to FIRREA Appraisals.

“Loss” has the meaning provided in Section 7.16(c).

“Major Action” means any action, suit or proceeding or any governmental investigation or arbitration which, if adversely determined, could result in liability to Borrower or an Executing Subsidiary in an amount exceeding $100,000, unless Borrower’s insurance carrier has expressly acknowledged liability therefor in writing.

“Major Lease” means, with respect to any Mortgaged Property, any Lease for over the lesser of (x) 5,000 rentable square feet or (y) ten percent (10%) of the gross leaseable area of such Mortgaged Property.

“Material Adverse Change” means any change, event or circumstance which could have a material adverse effect on (i) the transactions contemplated by this Agreement, the Promissory Notes, or any Loan Documents, including, without limitation, Borrower’s, Guarantor’s, Indemnitors’ or any of the Executing Subsidiaries’ ability to perform any of their obligations under this Agreement or any of the other Loan Documents or (ii) the business, condition (financial or otherwise), prospects or results of operation of Borrower, Guarantor, Indemnitors or any of the Executing Subsidiaries, or any of the Mortgaged Properties, in each case determined by Agent in its discretion.

“Maturity Date” means January 30, 2007.

“Minimum Net Worth” has the meaning provided in Section 5.1(w).

“Minimum Collateral Pool” has the meaning provided in Section 5.1(v).

“Mortgaged Properties” means, collectively, all of the properties constituting a Mortgaged Property.

“Mortgaged Property” means the real properties listed on Exhibit F attached hereto but excluding any such real properties which are released from time to time pursuant to the terms and conditions of Section 9.1.

“Mortgage” means those certain Mortgages [or Deeds of Trust], Security Agreements, Assignments of Leases and Rents and Fixture Filings delivered by each Executing Subsidiary in favor of Agent and covering each of the Mortgaged Properties, as the same has been and may be amended, modified, or otherwise supplemented from time to time, including by the applicable Mortgage Amendment.

“Mortgage Amendment” has the meaning provided in Section 3.1(a)(viii).

“Net Operating Income” means, (i) the gross revenues derived from (x) Leases in effect with respect to a Mortgaged Property and (y) other recurrent items of revenue derived from a Mortgaged Property in the ordinary course of business, less (ii) all out-of-pocket expenses and costs related to the ownership, operation, repair, maintenance of such property for such period (other than interest expense, depreciation and amortization), including the Property Management Fee and the Replacement Reserve, but excluding the cost of capital repairs and replacements not covered by the Replacement Reserve. The “Net Operating Income” of each Mortgaged Property shall be calculated with reference to the three (3) month period immediately preceding the month in which the calculation occurs.

“Net Worth” means, with respect to any Person, such Person’s total assets and liabilities determined in accordance with GAAP.

“Note Assumption” means those certain Assumptions of Note in the form attached hereto as Exhibit G, to be executed and delivered by each Executing Subsidiary in favor of each Lender, as the same may be amended, modified, replaced, restated or otherwise supplemented from time to time.

“Notifying Lender” has the meaning provided in Section 2.12.

“Original Closing Date” means the date of the first Advance (as defined in the Original Agreement) under the Original Agreement.

“Participant” has the meaning provided in Section 8.12.

“Partnership Agreement” means the Agreement of Limited Partnership of Borrower dated December 18, 2001.

“Payment Office” means the office of the Agent located at 135 South LaSalle Street, Chicago, Illinois 60604.

“Percentage” means each Lender’s percentage share of the Loan as set forth on Exhibit A hereto.

“Permitted Encumbrances” means, with respect to each of the Mortgaged Properties, the applicable Mortgage and all exceptions to title insurance coverage approved by Agent and set forth in the title insurance policies insuring the Mortgages covering such Mortgaged Properties as of the date such policies were issued.

“Person” means any individual, partnership, firm, corporation, association, joint venture, joint stock company, trust, unincorporated organization or other entity, or any governmental or political subdivision or agency, department, or instrumentality thereof.

“Plan” means any multiemployer plan or single employer plan, as defined in Section 4001 and subject to Title IV of ERISA, which is maintained, or at any time during the five calendar years preceding the date of this Agreement was maintained, for employees of Borrower or a Subsidiary of Borrower or an ERISA Affiliate.

“Presence” means, when used in connection with Hazardous Materials, treatment, use, storage, handling, repair, encapsulation, disposal, transportation, spill, discharge and release.

”Prime Loans” has the meaning provided in Section 2.6(a).

“Promissory Notes” means the promissory notes made by Borrower to each Lender substantially in the form attached hereto as Exhibit H, as the same may be amended, modified, replaced, restated or otherwise supplemented from time to time.

“Property Management Fee” means the greater of (x) three percent (3%) of gross rents for a particular Mortgaged Property or (y) the actual management fees paid by the applicable Executing Subsidiary in connection with a Mortgaged Property.

“Property Manager” means Triple Net Properties Realty, Inc., a California corporation.

“Purchasing Lender” has the meaning provided in Section 8.13.

“Regulation D”, “Regulation T”, “Regulation U” and “Regulation X” mean Regulation D, Regulation T, Regulation U and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto.

“Release Price” has the meaning provided in Section 9.1(d).

“Relevant Environmental Laws” means all Requirements of Law and all other applicable Federal, state and local environmental statutes, regulations, rules, ordinances, codes, licenses, permits, approvals, plans, authorizations, guidelines, concessions, franchises, orders and similar items, and rules of common law (whether now existing or hereafter enacted or promulgated and whether now contemplated, anticipated or foreseeable or not) of all courts and Governmental Authorities, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to or the protection of the Environment, including, without limitation, all requirements pertaining to reporting, licensing, permitting, investigation, remediation and removal of emissions, discharges, releases or threatened releases of Hazardous Materials into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Replacement Reserve” means a reserve of $0.20 per rentable square foot of a particular Mortgaged Property for capital repairs and replacements.

“Required Lenders” means the Lenders holding at least 50% of the Commitment.

“Requirement of Law” means, as to any Person, the certificate of incorporation and by-laws, certificate of partnership and partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Specified Covenants” has the meaning provided in Section 6.1(b).

“Subsidiary” of any Person means a corporation, partnership, limited liability company or other entity of which a majority of the outstanding shares of stock (or beneficial interests) of each class having ordinary voting power is owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries.

“Taxes” has the meaning provided in Section 2.16.

“Thompson” means Anthony W. Thompson.

“Total Assets” means, with respect to Borrower, the total value of Borrower’s assets determined in accordance with GAAP.

“Treasury Rate” means the weekly average auction rate on U.S. Treasury bonds with a maturity of ten (10) years, as published in the Federal Reserve Bulletin and made available each week by the Federal Reserve Board in Statistical Release H.15(519).

“UCC” means the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Use Requirements” means any and all building codes or permits, certificates of occupancy or compliance, restrictions of record, easements, reciprocal easements or other agreements, subdivision, zoning, wetlands protection, or land use laws or ordinances and any and all applicable rules or regulations of any Governmental Authority affecting any part of any Mortgaged Property.

Section 1.2 Accounting Terms and Determinations. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be, prepared, and all financial records shall be maintained in accordance with GAAP.

Section 1.3 Other Definitional Terms. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, schedule, exhibit, and like references are to this Agreement unless otherwise specified. References to agreements, instruments, documents, statutes, and regulations include all amendments, supplements, and modifications thereof as may be in effect from time to time.

ARTICLE II

AMOUNTS AND TERMS

Section 2.1 Commitment. Subject to and upon the terms and conditions herein set forth, each Lender, severally and not jointly, agrees to make a loan to Borrower in the principal amount that such Lender has committed to lend to Borrower as set forth on Exhibit A (each Lender’s “Commitment”).

Section 2.2	Intentionally Deleted.

Section 2.3	Intentionally Deleted.

Section 2.4	Intentionally Deleted.

Section 2.5	Promissory Notes; Collateral.

(a) Borrower’s obligation to pay the principal of, and interest on, the Loan made by each Lender shall be evidenced by one or more Promissory Notes in the face amount of each Lender’s Commitment, with blanks as to payee, date and principal amount appropriately completed. The determination by Agent of the amount of principal outstanding hereunder or under any Promissory Note shall, except for patent error, be final, conclusive and binding upon Borrower for all purposes.

(b) Each prepayment hereunder shall be recorded by Agent; provided, however, that no failure to make or any error in making a recordation shall in any way limit, affect or modify the obligation of Borrower to repay any obligations, or the rights of Agent and the Lenders to any amounts due under this Agreement, the Loan Documents or the Promissory Notes.

(c) Except as otherwise set forth in the Loan Documents, each item of the Collateral Pool shall secure the payment and performance of all indebtedness and obligations of Borrower under this Agreement, including without limitation, any increased cost under Section 2.13 hereof, and each other Loan Document.

Section 2.6 Interest on the Loan.

(a) Interest shall accrue on the principal balance of the Loan outstanding from the date hereof through the Maturity Date at the Borrower’s option from time to time of one of the following rates: (i) a floating per annum rate of interest equal to the Applicable Base Rate, or (ii) a per annum rate of interest equal to the Applicable Eurodollar Rate for the Interest Period selected by Borrower in accordance with this Agreement. Changes in the Applicable Base Rate shall take effect immediately upon the occurrence of any change in the prime rate announced by LaSalle from time to time. Any portion of the principal amount of the Loan bearing interest at the Applicable Base Rate or the Interest Rate Floor is referred to herein as a “Prime Loan”. Any portion of the principal amount of the Loan bearing interest at the Applicable Eurodollar Rate is referred to herein as a “Eurodollar Loan”. Notwithstanding the foregoing, in no event will the Applicable Base Rate or the Applicable Eurodollar Rate be less than 3.5% per annum (the “Interest Rate Floor”).

(b) A request by the Borrower for a Prime Loan must be received by the Agent in writing no later than 2:00 p.m. Chicago, Illinois time, on a Business Day. A certificate made by an officer of the Agent stating the Applicable Base Rate in effect on any given day, for the purposes hereof, shall be conclusive evidence of the Applicable Base Rate in effect on such day. The Applicable Base Rate is a base reference rate of interest adopted by the Agent as a general benchmark from which the Agent determines the floating interest rates chargeable on various loans to borrowers with varying degrees of creditworthiness and the Borrower acknowledges and agrees that the Agent has made no representations whatsoever that the Applicable Base Rate is the interest rate actually offered by the Agent to borrowers of any particular creditworthiness.

(c) Eurodollar Rate. The designation of a Eurodollar Loan by the Borrower is subject to the following requirements:

(i) A request for a Eurodollar Loan (a “Eurodollar Loan Request”) must be received by the Agent no later than 2:00 p.m. Chicago, Illinois time two Business Days prior to the first day of the Interest Period on which such Eurodollar Loan shall be advanced, shall be irrevocable, and shall state the initial Interest Period and amount of such Eurodollar Loan. Each Eurodollar Loan will be in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000.00). No more than eight (8) separate Eurodollar Loans may be outstanding at any time. A request for a Eurodollar Loan received by the Agent after 2:00 p.m. Chicago, Illinois on any Business Day time will be processed and funded by the Agent on the third Business Day thereafter.

(ii) If pursuant to the Eurodollar Loan Request, the initial Interest Period of any Eurodollar Loan commences on any day other than the first Business Day of any month, then the initial Interest Period of such Eurodollar Loan shall end on the first day of the following calendar month, notwithstanding the Interest Period specified in the Eurodollar Loan Request, and the Eurodollar Rate for such Eurodollar Loan shall be equal to Eurodollar for an interest period equal to the length of such partial month, plus the Applicable Margin. Thereafter, each Eurodollar Loan shall automatically renew (a “Eurodollar Rollover”) for the Interest Period specified in the Eurodollar Loan Request at the then current Eurodollar Rate plus the Applicable Margin unless the Borrower, in a subsequent Eurodollar Loan Request received by the Agent no later than 2:00 p.m. Chicago, Illinois time on the second (2nd) Business Day before the expiration of the existing Interest Period, shall elect a different Interest Period or the conversion of all or a portion of the Eurodollar Loan to a Prime Loan. The Borrower may not elect a Eurodollar Rate, and an Interest Period for a Eurodollar Loan shall not automatically renew, with respect to any principal amount which is scheduled to be repaid before the last day of the applicable Interest Period, and any such amounts shall bear interest at the Applicable Base Rate, until repaid.

(iii) “Interest Period” shall mean, with regard to any Eurodollar Loan, successive one, two or three month periods, as selected by the Borrower in its Eurodollar Loan Request; provided, however, that: (A) each Interest Period occurring after the initial Interest Period of any Eurodollar Loan shall commence on the day on which the preceding Interest Period for such Eurodollar Loan expires; (B) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; (C) whenever the first day of any Interest Period occurs on a date for which there is no numerically corresponding date in the month in which such Interest Period terminates, such Interest Period shall end on the last day of such month, unless such day is not a Business Day, in which case the Interest Period shall terminate on the first Business Day of the following month, provided, however, that so long as the Eurodollar Rollover remains in effect, all subsequent Interest Periods shall terminate on the date of the month numerically corresponding to the date on which the initial Interest Period commenced; and (D) the final Interest Period for any Eurodollar Loan must be such that its expiration occurs on or before the Maturity Date. If at any time an Interest Period expires less than one month before the Maturity Date, such Eurodollar Loan shall automatically convert to a Prime Loan on the last day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

Section 2.7 Payments.

(a) Payments of principal and interest due under the Loan, if not sooner declared to be due in accordance with the provisions hereof, shall be made commencing on February 1, 2006, and continuing on the first day of each month thereafter through and including the month in which the Maturity Date occurs, all accrued and unpaid interest on the principal balance of the Loan outstanding from time to time shall be due and payable. Interest accrued on any Eurodollar Loan as of the date of termination, breakage or other disposition shall be due and payable in full on the date of such termination, breakage or disposition.

(b) If a Default or Event of Default exists hereunder, the Applicable Rate shall mean the Default Rate. Additionally, overdue principal and, to the extent permitted by law, overdue interest in respect of the Loan, and all other overdue amounts owing hereunder, shall bear interest for each day that such amounts are overdue at a rate per annum equal to the Default Rate.

(c) Agent, upon determining the Applicable Eurodollar Rate for any applicable Interest Period, shall promptly notify by telephone (confirmed in writing) or in writing Borrower thereof.

Section 2.8 Prepayments.

(a) Borrower may prepay any portion of the Loan on any Business Day without penalty, premium or additional charge, except as set forth in Section 2.15 hereof. Upon five (5) days’ written notice to Agent, Borrower may terminate the Loan by prepaying the entire principal balance, all accumulated interest and all other amounts and fees due to Agent and the Lenders under this Agreement and the other Loan Documents, including, without limitation, Section 2.15 hereof.

(b) Borrower shall be liable for all amounts payable pursuant to Section 2.15 with respect to a prepayment of all or any portion of the Loan on any date other than the last day of the Interest Period.

Section 2.9 Maturity Date. Borrower shall repay to Agent, for the account of the Lenders, the unpaid principal amount of the Loan made by the Lenders hereunder, together with all accrued and unpaid interest thereon and any other sums due and payable to the Lenders hereunder or under the other Loan Documents on the Maturity Date.

Section 2.10 Payments, Etc.

(a) All payments under this Agreement shall be pro rated among the Lenders in accordance with their Percentage and shall be made by Borrower, without defense, setoff, or counterclaim, to Agent not later than 12:00 noon (Chicago time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office and any funds received by Agent after such time shall, for all purposes of this Agreement, be deemed to have been paid on the next succeeding Business Day. Agent shall thereafter cause to be distributed to the Lenders, on the Business Day when paid, in like funds, their Percentage of payments so received. In the event Agent fails to cause such funds to be distributed to any Lender on the same Business Day when paid (or deemed paid) to Agent, Agent shall pay interest to such Lender on such amounts at the Federal Funds Rate.

(b) Whenever any payment to be made hereunder or under the Promissory Notes shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (unless an Interest Period expires on the next preceding Business Day pursuant to Section 2.6(c), in which case the due date shall be the next preceding Business Day) and, with respect to payments of principal, interest thereon shall be payable at the Applicable Rate during such extension.

(c) All computations of interest on the Loan shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by Agent of an interest rate hereunder shall, except for patent error, be final, conclusive, and binding upon Borrower for all purposes.

(d) Prior to the occurrence of an Event of Default, all payments and prepayments under this Agreement shall be applied as follows: (a) first, to fees, expenses, costs and other similar amounts then due and payable to Agent and the Lenders, including, without limitation any prepayment premium, exit fee or late charges due hereunder, (b) second, to accrued and unpaid interest on the outstanding balance of the Loan, (c) third, to the payment of principal due in the month in which the payment or prepayment is made, if any, (d) fourth, to any escrows, impounds or other amounts which may then be due and payable under the Loan Documents, (e) fifth, to any other amounts then due Agent and/or Lenders hereunder or under any of the Loan Documents, and (f) last, to the unpaid principal balance of the Loan, which amount shall be allocated pro rata amongst the Mortgaged Properties based upon the portion of the unpaid principal balance of the Loan attributable to each of the Mortgaged Properties, as determined by the Agent from time to time; provided, however, if the payment of the principal balance is made pursuant to a release of a Mortgaged Property pursuant to Section 9.1, the principal payment shall first be applied towards the outstanding principal balance of the Loan attributed to such Mortgaged Property by Agent at the time of payment and any excess shall be allocated pro rata amongst any remaining Mortgaged Properties based upon the portion of the unpaid principal balance of the Loan attributable to each of such Mortgaged Properties as determined by Agent. Any prepayment of the Loan shall not extend or postpone the Maturity Date or reduce the amount of any subsequent monthly payment of principal and interest due hereunder. After an Event of Default has occurred and is continuing, payments may be applied by Agent to amounts owed hereunder and under the Loan Documents in such order as Agent shall determine, in its sole discretion.

Section 2.11 Interest Rate Not Ascertainable, Etc. If Agent shall have determined (which determination shall, except for patent error, be final, conclusive and binding upon Borrower for all purposes) that on any date for determining the Applicable Eurodollar Rate for any Interest Period, by reason of any circumstances affecting the interbank Eurodollar market, or Agent’s position in such market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Applicable Eurodollar Rate, then, and in any such event, Agent shall forthwith give notice (by telephone confirmed in writing) to Borrower of such determination. Until Agent notifies Borrower that the circumstances giving rise to the suspension described herein no longer exist, then the Loan shall bear interest at the Applicable Base Rate then in effect.

Section 2.12 Illegality.

(a) If any Lender (a “Notifying Lender”) shall have determined at any time that compliance by such Lender in good faith with any law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority adopted or becoming effective after the date hereof renders unlawful the making or continuance of the Loan by such Lender, the Notifying Lender shall give prompt notice (by telephone confirmed in writing) to Agent, and Agent to Borrower of such determination.

(b) Upon the giving of the notice to Agent and Borrower referred to in Section 2.12(a) above, such Lender’s Commitment shall immediately convert into a Loan bearing interest at the Applicable Base Rate, provided that, in such event, Borrower shall not be liable for any costs referred to in Section 2.15(ii) hereof resulting solely by reason of such conversion occurring prior to the last day of a Interest Period.

Section 2.13 Increased Costs.

(a) If, by reason of (x) after the date hereof, the implementation of or any change (including, without limitation, any change by way of imposition or increase of reserve or capital adequacy requirements) in, or in the interpretation by any Governmental Authority or any other recognized authority of, any law or regulation, or (y) the compliance with any guideline or request from any central bank or other Governmental Authority or quasi-Governmental Authority exercising control over banks or financial institutions generally (whether or not having the force of law) adopted or becoming effective after the date hereof:

(i) any Lender (or its Lending Office) shall be subject to any tax, duty, or other charge, with respect to the Loan or its obligation to make the Loan, or shall change the basis of taxation of payments to any Lender of the principal of or interest on the Loan or its obligation to make the Loan (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office imposed by the jurisdiction in which such Lender’s principal executive office or Lending Office is located); or

(ii) any reserve, special deposit, or similar requirement (including, without limitation, any reserve, special deposit, or similar requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Lender or its Lending Office shall be imposed or deemed applicable or any other condition affecting the Loan shall be imposed on such Lender or its Lending Office or the interbank Eurodollar market; and as a result thereof there shall be any cost to such Lender of agreeing to make or maintain the Loan (except to the extent already included in the determination of the Applicable Eurodollar Rate for the Loan), or there shall be a reduction in the amount received or receivable by such Lender or its Lending Office, then Borrower shall from time to time, upon written notice and demand by Agent, pay to Agent for the account of such Lender, within five (5) Business Days after the date specified in such notice and demand, additional amounts sufficient to indemnify such Lender against such increased cost. A certificate as to the amount of such increased cost and setting forth in reasonable detail the reason for the adjustment and the calculation thereof, submitted to Borrower and Agent by such Lender, shall, except for patent error, be final, conclusive, and binding for all purposes. In the event that a Lender becomes aware of the imposition of a cost to such Lender or a reduction in the amount to be received or receivable by such Lender or its Lending Office which is an additional cost pursuant to this Section 2.13, such Lender shall notify Agent and Borrower in writing of such imposition or reduction. With respect to costs or reductions incurred by a Lender pursuant to this Section 2.13 relating to any period in which the Loan is in effect, the provisions of this Section 2.13 shall survive the termination of this Agreement and the payment of the Promissory Notes and all other amounts payable hereunder.

(b) If the Lenders shall notify Borrower in writing that at any time, because of the circumstances described in clause (x) or (y) in Section 2.13(a) or any other circumstances arising after the Closing Date and relating to any period in which the Loan is in effect affecting the Lenders or the interbank Eurodollar market or the Lenders’ position in such market, the Applicable Eurodollar Rate, as determined by Agent, will not adequately and fairly reflect the cost to the Lenders of funding the Loan subject to such rate, then thereafter, the Loan shall bear interest at the Applicable Base Rate, provided that in such event, Borrower shall not be liable for any costs referred to in Section 2.15(i) hereof resulting solely by reason of such conversion occurring prior to the last day of a Interest Period.

Section 2.14 Change of Lending. Each Lender agrees that it will use reasonable efforts to designate an alternate Lending Office with respect to its Commitment affected by the matters or circumstances described in Sections 2.11, 2.12 or 2.13 to reduce the liability of Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion.

Section 2.15 Funding Losses. Borrower shall compensate each Lender, upon such Lender’s written request to Agent and Agent’s delivery thereof to Borrower (which request shall set forth the basis for requesting such amounts and which request shall, absent patent error, be final, conclusive, and binding upon Borrower for all purposes), for all losses, expenses, and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry the Loan to the extent not recovered by such Lender in connection with the re-employment of such funds), which such Lender may sustain: (i) if any repayment of any portion of the Loan occurs on a date which is not the last day of the Interest Period; or (ii) if, for any reason, Borrower defaults in its obligation to repay the Loan when required by the terms of this Agreement. With respect to losses, expenses and liabilities which a Lender may sustain as described in this Section 2.15 relating to any period in which its Commitment is in effect, the provisions of this Section 2.15 shall survive the termination of this Agreement and the payment of the Promissory Notes and all other amounts payable hereunder.

Section 2.16 Taxes. All payments made by Borrower under this Agreement and the Promissory Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp, or other taxes, levies, imposts, duties, charges, fees, deductions, reserves or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding in the case of each Lender, net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on such Lender as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and such Lender (excluding a connection arising solely from such Lender having executed, delivered, or performed its obligations or received a payment under, or enforced, this Agreement or the Promissory Notes) or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”). If any Taxes are required to be withheld from any amounts payable to any Lender hereunder or under the Promissory Notes, the amounts so payable to such Lender shall be increased to the extent necessary to yield to such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the appropriate Promissory Note. Whenever any Taxes are payable by Borrower pursuant to applicable law, as promptly as possible thereafter Borrower shall send to Agent a certified copy of an original official receipt received by Borrower showing payment thereof. If any Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Agent the required receipts or other required documentary evidence, Borrower shall indemnify, defend and hold harmless Agent and each Lender for any incremental taxes, interest, or penalties that may become payable by Agent or any Lender as a result of any such failure. With respect to any obligations of Borrower pursuant to this Section 2.16 relating to any period in which the Loan is in effect, the agreements in this Section 2.16, shall survive the termination of this Agreement and the payment of the Promissory Notes and all other amounts payable hereunder.

Section 2.17	Intentionally Deleted.

Section 2.18	Intentionally Deleted.

Section 2.19 Fees. In consideration of Agent and the Lenders establishing the facility hereunder and making the Loan to Borrower, Borrower shall pay to Agent on behalf of the Lenders, fees in the amount of $116,736.00 which shall be disbursed to the Lenders on a pro rate basis in accordance with their Commitment (collectively, the “Fees”).

ARTICLE III

CONDITIONS TO CLOSING

The obligation of the Lenders to make the Loan to Borrower is subject to the satisfaction of the following conditions:

Section 3.1 Conditions Precedent to Closing. On or prior to the Closing Date, all obligations of Borrower hereunder to Agent and the Lenders incurred prior to the Closing Date, and any amounts payable to Agent or the Lenders on the Closing Date shall have been paid in full, including any amounts due under Section 2.19. In addition, the following conditions shall be satisfied:

(a) On or before the Closing Date, Agent shall have received the following, each duly executed by Borrower, Guarantor, Indemnitors or Executing Subsidiary or such other parties (as applicable) as of or prior to the Closing Date and in form and substance satisfactory to Agent:

(i) This Agreement;

(ii) (iii) (iv)	The Promissory Notes and the Note Assumptions; The Environmental Indemnity; The Guaranty;

(v) The Centerpoint Indemnity;

(vi) The Assignment and Subordination of Advisory Agreement;

(vii) The First Amendment

(viii) An amendment to each of the Mortgages, Assignments and Subordinations of Management Agreement and Assignments of Leases and Rents in substantially the form attached hereto as Exhibit I (each, a “Mortgage Amendment” and collectively the “Mortgage Amendments”);

(ix) An amendment to each Financing Statement previously delivered to Lender by the Executing Subsidiaries;

(x) Opinions of counsel to Borrower, Guarantor, Executing Subsidiaries and Indemnitors;

(xi) A Certificate of Fact with respect to Borrower, issued by the State Corporation Commission of the Commonwealth of Virginia and dated as of a date not more than thirty (30) days prior to the Closing Date or otherwise reasonably acceptable to Agent;

(xii) A certificate for Borrower, signed by an Authorized Representative, in the form of Exhibit J attached hereto, with all attachments thereto;

(xiii) A good standing certificate with respect to General Partner, issued by the Maryland State Department of Assessments and Taxation and dated as of a date not more than thirty (30) days prior to the Closing Date or otherwise reasonably acceptable to Agent;

(xiv) Certified copies of the articles of incorporation and bylaws of General Partner and original resolutions and certificate of incumbency with specimen signatures for Authorized Representatives with respect to General Partner;

(xv) A Certificate of Fact with respect to Advisor, issued by the State Corporation Commission of the Commonwealth of Virginia and dated as of a date not more than thirty (30) days prior to the Closing Date or otherwise reasonably acceptable to Agent;

(xvi) Certified copies of articles of organization and operating agreement of Advisor and original resolutions and certificate of incumbency with specimen signatures for Authorized Representatives with respect to Advisor;

(xvii) A manager’s/general partner’s certificate for each Executing Subsidiary, signed by an Authorized Representative, in the form of Exhibit K attached hereto, with all attachments thereto;

(xviii) Good Standing Certificates with respect to each Executing Subsidiary, issued by the Secretary of State for each state in which such Executing Subsidiaries are formed or organized and each state in which such Executing Subsidiaries own property;

(xix) Current financial statements of Borrower, Guarantor, Executing Subsidiaries and Indemnitors (certified by an Authorized Representative);

(xx) A date down endorsement (or title search if approved by Agent in its reasonable discretion) updating the existing mortgagee’s policy of title insurance for each of the Mortgaged Properties, in form and substance satisfactory to Agent;

(xxi) A copy of all recorded documents referred to or listed as exceptions to title in, the date down endorsements or title searches referred to in subsection (xx) above, and certified copies of appurtenant easements affecting or benefiting the Mortgaged Property;

(xxii) Certificates or binders naming Agent and each Lender as an additional insured or loss-payee (as applicable) under the policies of insurance required to be maintained with respect to the Mortgaged Property, accompanied by a certification stating that all insurance required hereunder and under the other Loan Documents has been obtained, such insurance satisfies the requirements hereof and thereof, and is in full force and effect and that all current premiums therefor have been paid in full;

(xxiii) A certified rent roll for each Mortgaged Property dated not earlier than [two (2) Business Days] prior to the Closing Date;

(xxiv) Tenant Estoppel Certificates, substantially in the form attached hereto as Exhibit L (the “Estoppel”) from the Estoppel Tenants;

(xxv) Evidence reasonably satisfactory to Agent as to the compliance of the Mortgaged Property with all applicable zoning, subdivision and land use, environmental and building statutes, codes, ordinances, regulations, variances, and with all other laws affecting the use and operation of the Mortgaged Properties (including the Americans with Disabilities Act);

(xxvi) Evidence as to whether the Mortgaged Property is located in a flood zone and flood insurance if such Mortgaged Property is located in a flood zone;

(xxvii) A FIRREA Appraisal of the Mortgaged Property (Agent hereby acknowledges that acceptable FIRREA Appraisals were previously delivered);

(xxviii) A certified copy of the management agreement for each Mortgaged Property;

(xxix) A copy of the engineering report for the Mortgaged Property;

(xxx) Documentation evidencing that the Executing Subsidiary has set up a Depository Account with Agent for the applicable Mortgaged Property;

(xxxi) Such consents or acknowledgments from such Persons as Agent or its counsel may determine to be necessary or appropriate; and

(xxxii) Such other documents and instruments as Agent may deem reasonably necessary or appropriate.

(b) Other Conditions. As of the Closing Date, each of the following requirements shall be satisfied as determined by Agent in its sole and absolute discretion:

(i) No suit, action, investigation, inquiry or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement, the Promissory Notes, any Loan Document or any of the transactions contemplated hereby or thereby or (ii) which, in any such case, in the sole judgment of Agent, could result in a Material Adverse Change.

(ii) There shall have been no Material Adverse Change. Neither Borrower nor any Subsidiary of any Borrower shall be the subject of any bankruptcy, reorganization, or insolvency proceeding.

(iii) No Default shall have occurred with respect to which a notice shall have been given which remains uncured, and there shall be no continuing Event of Default.

(iv) Agent shall be satisfied that the Mortgaged Properties and their use comply with all applicable zoning, sub-division and building laws, environmental protection and land use and development laws, ordinances and regulations, and all other applicable federal, state and municipal laws and requirements.

(v) No proceedings shall have been threatened or commenced by any authority having the power of eminent domain to condemn any part of any Mortgaged Properties and no part of the Mortgaged Properties shall have been damaged and not repaired which Agent, in its sole judgment, deems material.

(vi) Agent and the Lenders shall have received payment of all costs and expenses (including, without limitation, the Fees described in Section 2.19, reasonable attorneys’ fees and other disbursements) incurred by Agent in connection with reviewing and evaluating the items furnished and the actions purporting to satisfy the conditions and requirements to be satisfied pursuant to this Section 3.1.

(vii) All representations and warranties contained herein shall be true and correct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants the following as of the date hereof and covenants, warrants and agrees that the following shall be and shall remain true and correct at all times hereafter so long as any portion of the Loan remains outstanding:

Section 4.1 Good Standing. Borrower is duly organized and validly existing under the laws of the Commonwealth of Virginia and each Executing Subsidiary is duly organized, validly existing, and in good standing under the laws of the state of its organization. Borrower and each Executing Subsidiary is duly qualified to do business as a foreign company and is in good standing in each jurisdiction where it owns property or where the conduct of its business or the ownership of its property or assets (including, without limitation, the respective Mortgaged Properties) requires such qualification, and has or will have all powers and all governmental licenses, authorizations, consents, and approvals required to carry on its business as is now or is proposed to be conducted.

Section 4.2 Authorization of Agreement; No Violation. The execution, delivery, and performance by Borrower of this Agreement and of the Loan Documents (i) are within Borrower’s powers, (ii) have been duly authorized by all necessary action, and (iii) do not violate or create a default under any Requirement of Law, Borrower’s organizational documents or any Contractual Obligation binding on or affecting Borrower or its property.

Section 4.3 Governmental Approvals. No authorization or approval or other action by, and no notice to or filing or registration with, any Governmental Authority is required in connection with the execution, delivery, and performance by Borrower of this Agreement or the other Loan Documents.

Section 4.4 Binding Effect. This Agreement and the other Loan Documents have each been duly executed by Borrower and each constitutes a legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors, rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

Section 4.5 Financial Information and No Material Adverse Change. Each of the financial statements delivered pursuant to Sections 5.2 (a) through (d) were prepared in accordance with GAAP and fairly present the financial condition and results of operation of the Persons and/or properties covered thereby on the dates and for the periods covered thereby, except as disclosed in the notes thereto and, with respect to normally recurring year-end adjustments. There have been no Material Adverse Changes to any such financial statements.

Section 4.6 Litigation. Except for the Investigation, there is no action, suit, or proceeding, or any governmental investigation or any arbitration, in each case pending or, to the knowledge of Borrower, threatened against Borrower, an Executing Subsidiary, or any property of Borrower or an Executing Subsidiary before any court or arbitrator or any governmental or administrative body, agency, or official (i) which challenges the validity of this Agreement or any of the other Loan Documents or (ii) which if adversely determined, and taking into account any insurance with respect thereto, could result in a Material Adverse Change.

Section 4.7 Compliance with Law. Borrower and each Executing Subsidiary is in compliance with all Requirements of Law, its organizational documents and all Contractual Obligations binding on or affecting it or any of its properties. The execution and delivery by Borrower of this Agreement, the Promissory Notes and the Loan Documents do not, and the performance by Borrower of this Agreement, the Promissory Notes and each of the Loan Documents will not, (a) violate any Requirement of Law, the violation of which could result in a Material Adverse Change, (b) violate or contravene any provision of Borrower’s organizational documents, or any law, rule, regulation, order, writ, judgment, decree, determination or award applicable to Borrower, (c) violate, contravene or result in a breach of or constitute a default under any Contractual Obligation of Borrower, or (d) result in, or require the creation or imposition of any Lien upon or with respect to any of the Mortgaged Properties other than the Liens created by the Loan Documents. Notwithstanding the foregoing, the Investigation may demonstrate that the Borrower violated (a) a Requirement of Law that could result in a Material Adverse Change, or (b) a law, rule, regulation or order applicable to Borrower.

Section 4.8 Employees. Neither Borrower nor any Executing Subsidiary has any employees, any Plans, or any liabilities under any Plan of any other Person.

Section 4.9 ERISA. As of the date of this Agreement and throughout the term of this Agreement, (i) neither Borrower nor any Executing Subsidiary is or will be an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, (ii) neither the assets of Borrower nor any Executing Subsidiary are or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. 2510.3-101 and (iii) neither Borrower nor any Executing Subsidiary is or will be a “government plan” within the meaning of Section 3(32) of ERISA.

Section 4.10 No Default. Neither Borrower nor any Executing Subsidiary is in default under, or with respect to, any of its Contractual Obligations in any respect which could reasonably be expected to result in a Material Adverse Change and no Default or Event of Default has occurred and is continuing hereunder.

Section 4.11 Improvements.

(a) All of the improvements located on the Mortgaged Properties and the use of such improvements are being lawfully occupied and any and all certificates and permits required by applicable laws, rules, regulations, and ordinances or in connection with the use, occupancy, and operation thereof have been obtained.

(b) No portion of any of the Mortgaged Properties, nor any improvements located on such Mortgaged Properties that are material to the operation, use, or value thereof, have been damaged in any respect as a result of any fire, explosion, accident, flood, or other casualty, except to the extent that the same have been restored to their condition prior thereto.

(c) No written notices of violation of any federal, state, or local law or ordinance or order or requirement have been received by Borrower, General Partner, Advisor, Thompson, any Executing Subsidiary or Property Manager with respect to any Mortgaged Properties.

Section 4.12 Intellectual Property. Borrower owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how, and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those the failure to own or license which could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, or prospects of Borrower. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim. The use of such Intellectual Property by Borrower does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a material adverse effect on the business, financial condition, results of operations, or prospects of Borrower.

Section 4.13 No Burdensome Restrictions. To Borrower’s knowledge, no Requirement of Law or Contractual Obligation of Borrower could reasonably be expected to result in a Material Adverse Change.

Section 4.14 Taxes. Borrower and each Executing Subsidiary has filed or caused to be filed all tax returns that, to the knowledge of Borrower, are required to be filed and has paid all taxes shown to be due and payable on such returns or on any assessments made against it or any of its property and all other taxes, fees, or other charges now due and payable imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of Borrower). No tax Lien has been filed, and, to the knowledge of Borrower, no claim is being asserted, with respect to any such tax, fee, or other charge.

Section 4.15 Investment Company Act; Other Regulations. Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. Borrower is not subject to regulation under any federal or state statute or regulation which limits its ability to incur Indebtedness.

Section 4.16 Insurance. Notwithstanding anything to the contrary contained in the Mortgages and subject to Section 4.16(b), Borrower maintains upon or in connection with each of its Properties:

(a) Property and casualty insurance coverage evidenced by original or certified copies of insurance policies or binders for such insurance, together with evidence that the premiums for such policies have been paid current. Such insurance policies shall insure each of the Mortgaged Properties for 100% of their full replacement cost in so-called “all risk” form and with coverage for floods, terrorism, earthquakes (except as provided in Section 4.16(b)) and such other hazards (including “collapse” and “explosion” and mold related damage) as Agent may require for each of the Mortgaged Properties and as are consistent with reasonable and customary requirements in the industry. Such insurance policies shall contain replacement cost and agreed amount endorsements (with no reduction for depreciation), an endorsement providing Building Ordinance Coverage and an endorsement covering the costs of demolition and increased costs of construction due to the enforcement of building codes or ordinances. To the extent there exists a boiler on the premises of any of the Mortgaged Properties, Borrower shall also furnish insurance providing boiler and machinery comprehensive coverage for all mechanical and electrical equipment at each of such Mortgaged Properties insuring against breakdown or explosion of such equipment on a replacement cost value basis. Borrower shall also furnish business interruption or loss of rental income insurance in connection with all policies covering property and boiler and machinery insurance for a period of not less than one (1) year endorsed, other than with respect to boiler and machinery insurance, to provide a 180 day extended period of indemnity. All insurance required under this Section 4.16(a) shall (i) be with companies and in amounts and with coverage and deductibles satisfactory to Agent and (ii) include endorsements naming the Lenders as loss payees and shall have endorsed thereon the standard mortgagee clause in favor of the Lenders.

(b) The earthquake insurance provided for in Section 4.16(a) but only for the Mortgaged Properties and only to the extent (i) any Mortgaged Property is located in an earthquake prone area and (ii) such insurance is available at commercially reasonable rates.

(c) Liability and worker’s compensation insurance evidenced by original or certified copies of insurance policies, binders for such insurance policies, or certificates of insurance, together with evidence that the premiums for such policies have been paid current. Such insurance shall provide for (i) commercial general liability (including contractual liability) covering each of the Mortgaged Properties and Borrower’s operations thereon in an amount not less than $2,000,000 per occurrence and not less than $5,000,000 in the aggregate; (ii) commercial automobile liability with a limit not less than $1,000,000 combined single limit and endorsed to cover owned, hired and non-owned automobiles; and (iii) worker’s compensation insurance covering all of Borrower’s employees and contracted parties (including their employees) situated at the Mortgaged Properties in accordance with the statutory requirements of the states where the applicable Mortgaged Property is located and including an endorsement for employer’s liability coverage. Borrower shall also furnish umbrella liability coverage in excess of the foregoing liability coverage with a limit of not less than $25,000,000. The commercial general liability and automobile policies and umbrella liability policy shall name the Lenders as additional insureds. Such policies shall also contain a so-called “products-completed operations endorsement” and mold related liability coverage.

(d) All companies issuing policies required under this Section 4.16 shall have a current Best Insurance Reports rating no less favorable than “A”, and all such companies shall be licensed to do business in the states where the applicable Mortgaged Property is located. All policies required under this Section 4.16 shall provide that (i) the insurance evidenced thereby shall not be canceled or modified without at least thirty (30) days’ prior written notice from the insurance carrier to Agent; and (ii) no act or thing done by Borrower or any Affiliate thereof shall invalidate the policy as against the Lenders. Borrower shall deliver renewal certificates of all policies of insurance required under this certificate, together with written evidence that the premiums are paid current, at least thirty (30) days prior to the expiration of the then current policy.

Section 4.17 Mortgaged Properties.

(a) Borrower has good and marketable title to all of its assets and properties, and each Executing Subsidiary has good and marketable title to the applicable Mortgaged Property, subject to no mortgage, security interest, pledge, lien, charge, encumbrance or title retention or other security agreement or arrangement of any nature whatsoever, except Permitted Encumbrances. Borrower and the applicable Executing Subsidiary will forever warrant and defend the title of the Mortgaged Properties against the lawful claims and demands of all persons whomsoever (subject to the Permitted Encumbrances) for such Mortgaged Properties.

(b) There are no pending or, to the best knowledge of Borrower, threatened proceedings or actions to revoke, attack, invalidate, rescind, or modify in any material respect (i) the zoning of any Mortgaged Property or any part thereof, or (ii) any building or other permits heretofore issued with respect to any Mortgaged Property or any part thereof, or asserting that any such zoning or permits do not permit the operation of any Mortgaged Property or any part thereof or that any improvements located on such Mortgaged Property cannot be operated in accordance with its intended use or is in violation of applicable Use Requirements.

(c) The Mortgage covering each such Mortgaged Property creates a valid and enforceable first Lien on such property described therein, as security for the repayment of the Indebtedness incurred by Borrower hereunder and under the other Loan Documents, subject only to the Permitted Encumbrances applicable to such Mortgaged Property.

(d) The Collateral Pool is now, and so long as the Loan remains in effect or any monetary obligation to Agent or the Lenders hereunder or under the Promissory Notes or the other Loan Documents shall remain unpaid, will be owned solely by Borrower or the applicable Executing Subsidiary, and said Collateral Pool, including the proceeds resulting from the sale or other disposition thereof, is and will remain free and clear of any Liens except the Permitted Encumbrances and the other Liens granted pursuant to the Loan Documents to Agent and the Lenders, which Liens to Agent and the Lenders shall, at all times, be first and prior on the Collateral Pool and all proceeds resulting from the sale or other disposition thereof, and no further action need be taken to perfect said Liens.

(e) Neither the existence of any improvements upon a Mortgaged Property nor the present use or condition of any Mortgaged Property violate in any material respect any Use Requirements. With respect to each Mortgaged Property, neither the zoning nor any other right to carry on the present use of such Mortgaged Property is to any extent dependent upon or related to any other real estate. Each Mortgaged Property may be operated in its current fashion and Borrower has received no written notices from any Governmental Authorities alleging any violation by any Mortgaged Property of any Requirement of Law, including but not limited to applicable Use Requirements.

(f) There are no pending or, to the knowledge of Borrower, contemplated or threatened proceedings relating to any (i) taking by eminent domain or other condemnation of any portion of any Mortgaged Property, (ii) condemnation or relocation of any roadways abutting any Mortgaged Property and (iii) denial of access to any Mortgaged Property from any point of access to such Mortgaged Property.

(g) Each Mortgaged Property has adequate and permanent legal access to water, gas, and electrical supply, storm, and sanitary sewerage facilities, other required public utilities (with respect to each of the aforementioned items by means of either a direct connection to the source of such utilities or through connections available on publicly dedicated roadways directly abutting such Mortgaged Property), parking, and means of access between such Mortgaged Property and public highways over recognized curb cuts; and all of the foregoing comply with all applicable Use Requirements.

(h) Each Mortgaged Property is taxed separately without regard to any other real estate and constitutes a legally subdivided lot under all applicable Use Requirements (or, if not subdivided, no subdivision or platting of such Mortgaged Property is required under applicable Requirements of Law), and for all purposes each Mortgaged Property may be mortgaged, conveyed, and otherwise dealt with as an independent parcel.

Section 4.18 Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents, or any certificate or financial statement furnished by Borrower to Agent contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading.

Section 4.19 Solvency. Within the meaning of Section 548 of the Bankruptcy Code, the Uniform Fraudulent Transfer Act and the Uniform Fraudulent Conveyance Act as in effect in any relevant jurisdiction, and any similar laws or statutes, and after giving effect to the transactions contemplated hereby: the fair saleable value of Borrower’s assets exceeds Borrower’s total liabilities including, without limitation, subordinated, unliquidated, disputed, and contingent liabilities; the fair saleable value of Borrower’s assets is greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured; Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted; and Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including without limitation contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower).

Section 4.20 Not Foreign Person. Borrower is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

Section 4.21 Assessments. There are no pending or, to Borrower’s knowledge, proposed special or other assessments for public improvements or otherwise affecting any Mortgaged Property, nor, to Borrower’s knowledge, are there any contemplated improvements to any Mortgaged Property that may result in such special or other assessments.

Section 4.22 Flood Zone. Except as disclosed to Agent, no Mortgaged Property is located in a flood hazard area as defined by the Federal Insurance Administration.

Section 4.23 Physical Condition. Each Mortgaged Property is free of material structural defects and all building systems contained therein are in good working order subject to ordinary wear and tear.

Section 4.24 Operation of Properties. Each Mortgaged Property is being operated and maintained in accordance with Borrower’s usual and customary business practices.

Section 4.25 Margin. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any margin stock or margin securities (within the meaning of Regulations T, U and X issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used, directly or indirectly, to purchase or carry any margin stock or margin securities or to extend credit to others for the purpose of purchasing or carrying any margin stock or margin securities. None of the transactions contemplated by this Agreement will violate or result in a violation of Section 7 of the Securities Exchange Act of 1934, as amended.

Section 4.26 Hazardous Materials. Except as disclosed on environment studies delivered to Agent, no Hazardous Materials are located on or about the Mortgaged Properties, and the Mortgaged Properties do not contain any underground tanks for the storage or disposal of Hazardous Materials. Further, except as disclosed in environmental studies delivered to Agent, (i) Borrower has not, and to the knowledge of Borrower no other party has, (A) stored or treated Hazardous Materials, (B) disposed of Hazardous Materials or incorporated Hazardous Materials into, on or around the Mortgaged Properties and permitted any underground storage tanks to exist on the Mortgaged Properties, (ii) no complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions, or Hazardous Materials, if any, or any other environmental, health, or safety matters affecting the Mortgaged Properties or any portion thereof, from any person, government or entity, has been issued to Borrower which has not been remedied or cured, and (iii) Borrower or the applicable Executing Subsidiary has complied in all material respects with all Requirements of Law affecting the Mortgaged Properties. Any qualification contained in this Section made with reference to environmental studies delivered to Agent shall not abrogate or vitiate any indemnity made pursuant to this Agreement or any of the other Loan Documents or excuse Borrower from the performance of any remediation or other obligation contained in this Agreement or in any of the other Loan Documents.

Section 4.27 Brokerage. Borrower has not dealt with any broker in connection with this Agreement and the credit facilities offered hereby. Borrower indemnifies the Lenders against any liabilities resulting from a breach of the representation set forth in the foregoing sentence, including without limitation all expenses incurred by the Lenders in connection with the defense of any action or proceeding brought to collect any such brokerage fees or commissions not so disclosed.

Section 4.28 Representations and Warranties in the Loan Documents. The representations and warranties of Borrower in each of the Loan Documents are true, complete and correct in all material respects, and Borrower hereby confirms each such representation and warranty as being true, complete and correct in all material respects as of the relevant dates with the same effect as if set forth in its entirety herein.

Section 4.29 Loan Documents. The provisions of the Loan Documents are each effective to create, in favor of Agent, a legal, valid and enforceable Lien on or security interest in all of the collateral described therein, and when the appropriate recordings and filings have been effected in the appropriate public offices (or, in the case of collateral represented by certificates, when such certificates have been pledged to and received by Agent), the Loan Documents will constitute a perfected first Lien on and security interest in all right, title, estate and interest of Borrower or the applicable Executing Subsidiary in the collateral described therein, prior and superior to all other Liens except for Permitted Encumbrances and as otherwise permitted under this Agreement.

Section 4.30 Utilities. All utility services necessary for the operation of the Mortgaged Properties for their intended purposes are available at the boundaries of the Mortgaged Properties or will be available within the boundaries as needed.

Section 4.31 Labor and Materials. No amounts will be owed to any contractor or subcontractor furnishing labor or materials to the Mortgaged Property.

Section 4.32 Usury. The performance by Borrower, the Executing Subsidiaries or the Guarantors of their respective obligations hereunder and under the other Loan Documents and the payment by Borrower of the interest rate and other charges under the Promissory Notes and hereunder shall not cause the Loan to be usurious or illegal under applicable law.

Section 4.33 Leases. Except as shown on the rent roll of a particular Mortgaged Property, there are no Leases covering any portion of such Mortgaged Property. The Executing Subsidiaries are not in default under any Lease, and to the Borrower’s knowledge after due inquiry, none of the tenants under the Leases are in default of their respective Leases. Neither Borrower nor any Executing Subsidiary has executed any prior assignment of the Leases, nor has either of them performed any act or executed any other instrument which might prevent Lenders from operating under or enforcing any of the terms and conditions of the Mortgages applicable to Lender’s security interests in such Leases or which would limit such operation or enforcement.

Section 4.34 Commercial Purposes. The Executing Subsidiaries hold their interest in the Mortgaged Properties for commercial or investment purposes. The Executing Subsidiaries shall be a single purpose entity whose sole business is the ownership, operation and management of the Mortgaged Properties.

Section 4.35 Exempt Transaction. The Loan is an exempt transaction under the Truth-in-Lending Act (15 U.S.C.A. §§1601, et seq.).

Section 4.36 Reportable Transaction. The Borrower does not intend to treat the Loan related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4). In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

ARTICLE V

COVENANTS

Section 5.1 Certain Affirmative Covenants. So long as the Loan remains in effect or any amounts due to Agent or the Lenders hereunder or under the Promissory Notes or the other Loan Documents shall remain unpaid, Borrower (and each Executing Subsidiary, as appropriate) will:

(a) Payment of Amounts Due. Duly and punctually pay or reimburse when due or, if there is no specified due date, when demanded, the principal and interest on the Promissory Notes and all other amounts due under this Agreement and the other Loan Documents.

(b) Construction. In the event of any construction on a Mortgaged Property, continuously and diligently prosecute the construction thereof to completion in a good and workmanlike manner, free and clear of all liens, charges and encumbrances for labor or materials furnished or claimed to have been furnished in connection therewith.

(c) Existence. Preserve and maintain its existence, rights, and franchises in its state or organization and, with respect to each, Executing Subsidiary, in the state in which such Executing Subsidiary owns a Mortgaged Property.

(d) Requirement of Law. Comply in all material respects with all applicable Requirements of Law, Use Requirements and all agreements and grants of easements or rights-of-way, permits, declarations of covenants, conditions and restrictions, disposition and development agreements, planned unit development agreements, management or parking agreements, party wall agreements or other instruments affecting the Mortgaged Properties.

(e) Impositions. Pay (i) all taxes, assessments and governmental charges imposed upon it or upon its property, and (ii) all claims (including, without limitation, claims for labor, materials, supplies, or services) which might, if unpaid, become a Lien upon the Mortgaged Properties or any of them unless, in each case, the validity or amount thereof is being contested in good faith by appropriate proceedings and Borrower has maintained adequate reserves in an amount reasonably satisfactory to Agent with respect thereto.

(f) Books and Records. Keep accurate records and books of account in which full, accurate and correct entries shall be made of all dealings or transactions in relation to its business and affairs in accordance with GAAP. Upon reasonable prior notice, Borrower shall permit representatives of any Lender to visit its offices and inspect, examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, and financial and other condition of Borrower with officers and employees of Borrower and with its independent certified public accountants, if any, in the presence of a representative of Borrower.

(g) Inspections. Permit any representative of Agent or the Lenders to visit and inspect any of the Mortgaged Properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its business, operations, finances, and accounts with its officers, accountants, and agents, all upon reasonable notice from Agent and at such times during normal business hours and as often as Agent may reasonably request.

(h) Maintenance of Property. Keep all property useful and necessary in its business in good working order and condition (reasonable wear and tear excepted) and operate such property in a manner consistent with the operation thereof as of the date of this Agreement and otherwise consistent with prudent business practices.

(i) Management of Mortgaged Properties. Borrower, General Partner, the applicable Executing Subsidiary or an Affiliate of any of the foregoing shall directly operate and manage the business of the Executing Subsidiaries at each of the Mortgaged Properties; provided, however, that upon receipt of the prior written consent of Agent, Borrower may enter into an agreement acceptable to Agent for the management of any Mortgaged Property with a third party acceptable to Agent.

(j) Hazardous Material. Abate and/or remove any Hazardous Materials present in, on or under any of the Mortgaged Properties in violation of any applicable Requirement of Law, including asbestos and asbestos-containing materials, and remove asbestos and asbestos-containing materials from any portion of the Mortgaged Properties in which Borrower undertakes construction, renovation or other work to the extent required by applicable Requirement of Law.

(k) Loan Documents. Perform all covenants (affirmative and negative) contained in each of the Loan Documents with the same effect as if set forth in their entirety herein.

(l) Insurance. Keep its and their respective assets insured in the manner and in the amounts set forth in Section 4.16.

(m) Additional Documents. Borrower agrees upon demand of Agent to do any act or execute any additional documents (including, but not limited to, security agreements on any personalty included or to be included in the Collateral Pool) as may be reasonably required by Agent to confirm the Lien of the Loan Documents or to exercise or enforce its rights under this Agreement, the Promissory Notes or the Loan Documents and to realize thereon. This covenant shall survive the termination of this Agreement until payment in full of all amounts due hereunder or under the Promissory Notes and the Loan Documents, provided that the covenant shall be reinstated if any payment of all amounts due hereunder or under the Promissory Notes and the Loan Documents is required to be returned to the payor or any other party under any applicable bankruptcy law.

(n) Actual Debt Service Coverage Ratio. Maintain an Actual Debt Service Coverage Ratio of not less than 1.50 to 1 with respect to the Mortgaged Properties. The Actual Debt Service Coverage Ratio shall be tested each calendar quarter and at the time of a release under Article IX.

(o) Indebtedness to Total Assets. Maintain a ratio of Indebtedness to Total Assets of not more than 0.70 to 1. The ratio of Indebtedness to Total Assets shall be tested each calendar quarter and at the time of a release under Article IX.

(p) Delivery of Notices. Borrower shall promptly provide to the Agent copies of all notices given to or received from any governmental authority.

(q) Replacement Reserve. The Executing Subsidiaries shall maintain the Replacement Reserves for each Mortgaged Property.

(r) Leases.

(i) Each Executing Subsidiary shall observe and perform all of the covenants, terms, conditions and agreements contained in the Leases to be observed or performed by the lessor thereunder, and each Executing Subsidiary shall not do or suffer to be done anything to impair the security thereof;

(ii) Each Executing Subsidiary shall not collect any of the rents, issues, income or profits assigned hereunder more than thirty (30) days in advance of the time when the same shall become due, except for security or similar deposits;

(iii) Prior to giving any consent (including, but not limited to, any consent to any assignment of, or subletting under, any Lease, except as expressly permitted thereby) or approval, required or permitted by such terms and provisions or cancel or terminate any Major Lease, each Executing Subsidiary shall obtain Agent’s prior written consent;

(iv) Each Executing Subsidiary shall, at its sole cost and expense, appear in and defend any and all actions and proceedings arising under, relating to or in any manner connected with any Lease or the obligations, duties or liabilities of the lessor or any tenant or guarantor thereunder, and shall pay all costs and expenses of Agent, including court costs and reasonable attorneys’ fees, in any such action or proceeding in which Agent may appear;

(v) Each Executing Subsidiary shall give prompt notice to Agent of any notice of any default by the lessor under any Lease received from any tenant or guarantor thereunder;

(vi) Each Executing Subsidiary shall enforce the observance and performance of each covenant, term, condition and agreement contained in each Major Lease to be observed and performed by the tenants and guarantors thereunder and shall immediately notify Agent of any material breach by the tenant or guarantor under any such Major Lease;

(vii) If any tenant under any Major Lease is or becomes the subject of any proceeding under the Bankruptcy Code or any other federal, state or local statute which provides for the possible termination or rejection of the Leases assigned hereby, each Executing Subsidiary covenants and agrees that if any such Major Lease is so terminated or rejected, no settlement for damages shall be made without the prior written consent of Agent, and any check in payment of damages for termination or rejection of any such Major Lease will be made payable both to the applicable Executing Subsidiary and the Lenders. Executing Subsidiary hereby assigns any such payment to the Lenders and further covenants and agrees that upon the request of the Lenders, it will duly endorse to the order of the Lenders any such check, the proceeds of which shall be applied in accordance with the provisions of the Assignment of Leases and Rents; and

(viii) Not later than thirty (30) days after the end of each calendar quarter, each Executing Subsidiary shall deliver to Agent a certified rent roll for the Mortgaged Property as of the last day of such period in a form reasonably satisfactory to Agent.

(s) Management of Executing Subsidiaries. Each Executing Subsidiary which is a limited liability company shall be member managed by Borrower or managed by Advisor. Each Executing Subsidiary which is a limited partnership shall have as its managing general partner either Advisor or an entity wholly owned and controlled by Borrower or Advisor.

(t) Depository Accounts. Borrower will set up and maintain its primary Depository Account with Agent and each Executing Subsidiary will set up and maintain and/or cause Property Manager to set up and maintain a Depository Account with respect to the applicable Mortgaged Property with Agent. The Executing Subsidiary or Property Manager, as applicable, shall not be permitted to maintain a Depository Account with any entity other than Agent with respect to the Mortgaged Properties.

(u) Intentionally Deleted.

(v) Minimum Collateral Pool. The Collateral Pool shall have at least two (2) Mortgaged Properties in it at all times during the term of the Loan (the “Minimum Collateral Pool”). The Minimum Collateral Pool shall be tested each calendar quarter and at the time of a release under Article IX.

(w) Minimum Net Worth. Borrower shall have a minimum Net Worth of at least $150,000,000.00 (the “Minimum Net Worth”). Borrower’s Net Worth shall be tested each calendar quarter and at the time of a release under Article IX.

Section 5.2 Reporting Covenants. So long as the Commitment remains in effect or any monetary obligation to Agent or the Lenders hereunder or under the Promissory Notes or the other Loan Documents shall remain unpaid, Borrower will furnish to Agent and each Lender at Borrower’s sole cost and expense:

(a) Annual Financial Statements With Respect to Borrower. As soon as available and in any event within ninety (90) days after the end of each fiscal year, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such year and the related consolidated statements of income, retained earnings, and cash flow of Borrower and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by a report thereon of independent public accountants of recognized national standing acceptable to Agent, which such report shall be unqualified as to scope of audit and shall state that such consolidated financial statements present fairly the consolidated financial condition as at the end of such fiscal year, and the consolidated results of operations and changes in cash flow for such fiscal year, of Borrower and its Subsidiaries in accordance with GAAP.

(b) Quarterly Financial Statements With Respect to Borrower. As soon as available and in any event within forty-five (45) days after the end of each fiscal quarter, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such quarter and the related consolidated statements of income, retained earnings, and cash flow of Borrower and its Subsidiaries for such fiscal quarter and for the portion of Borrower’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of Borrower’s previous fiscal year, all in reasonable detail and certified by Borrower’s Authorized Representative that they are complete and correct and that they fairly present the consolidated financial condition as at the end of such fiscal quarter, and the consolidated results of operations and changes in cash flow for such fiscal quarter and such portion of Borrower’s fiscal year, of Borrower and its Subsidiaries in accordance with GAAP (subject to normal, year-end audit adjustments). Each such quarterly financial statement shall include a calculation of the aggregate Indebtedness, EBITDA and Debt Service of Borrower and its Subsidiaries.

(c) Annual Financial Statements With Respect to the Mortgaged Properties. As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower or at such time as the financial statements described in Section 5.2(a) above are furnished to Agent, a statement of gross revenues, direct operating expenses and net income of each of the Mortgaged Properties for such fiscal year, each of which statements shall (i) set forth in comparative form the figures for gross income, direct operating expenses and net income for the previous fiscal year, (ii) be prepared in reasonable detail, (ii) be certified by Borrower’s Authorized Representative that they are complete and correct and that they fairly present the gross revenues, direct operating expenses and net income of each such property as at the end of such fiscal year, in accordance with GAAP and (iv) state that such consolidated statement presents fairly the gross revenues, direct operating expenses and net income as at the end of such fiscal year of each such statement in accordance with GAAP.

(d) Quarterly Financial Statements With Respect to the Mortgaged Properties. As soon as available and in any event within thirty (30) days after the end of each calendar quarter, a statement of gross revenues, direct operating expenses and net income for each of the Mortgaged Properties as at the end of such quarter, each of which statements shall (x) set forth in comparative form the figures for the corresponding month during Borrower’s previous fiscal year, (y) be prepared in reasonable detail and (z) be certified by Borrower’s Authorized Representative that they are complete and correct and that they fairly present the gross revenues, direct operating expenses and net income of each such property as at the end of such month, in accordance with GAAP (subject to normal, year-end audit adjustments). Rent Rolls for each of the Mortgaged Properties shall also be included with such quarterly financial statements.

(e) No Default/Compliance Certificate. Together with the financial statements required pursuant to Sections 5.2(a), (b), (c) and (d) above, a certificate of an Authorized Representative to the effect that, based upon a review of Borrower’s activities and such financial statements during the period covered thereby, that (i) Borrower is in compliance with the covenants set forth in Sections 5.1(n) and (o) and the Borrowing Base Loan Amount pursuant to Section 5.3(b), and (ii) no Event of Default and no Default exists under this Agreement, or if an Event of Default or a Default exists hereunder, specifying the nature thereof and Borrower’s actions taken or proposed to be taken in response thereto. An Authorized Representative shall complete a form of certificate acceptable to Agent and shall certify thereon that Borrower is in compliance with all financial covenants under this Agreement (the “Compliance Certificate”).

(f) Notice of Default or Events of Default. Promptly after acquiring knowledge of the occurrence of a Default or an Event of Default, a certificate of an Authorized Representative specifying the nature thereof and Borrower’s proposed response thereto.

(g) Litigation. Promptly after (i) the occurrence thereof, Borrower shall deliver notice of the institution of, or any Material Adverse Change in, a Major Action, (ii) Borrower receives actual knowledge thereof, Borrower shall deliver notice of the threat of any such action, suit, proceeding, investigation or arbitration that could result in a Material Adverse Change, or (iii) receipt thereof, Borrower shall deliver notice of any claims relating to the Lenders’ interests or any proposal by a Governmental Authority to acquire any part of the Mortgaged Properties.

(h) Adverse Change. Immediately after Borrower knows of the occurrence of any change, event or circumstance which could result in a Material Adverse Change with respect to (i) the transactions contemplated by this Agreement, the Promissory Notes, or any Loan Documents, including, without limitation, Borrower’s ability to perform any of its obligations under this Agreement or any of the other Loan Documents, (ii) the business, condition (financial or otherwise), prospects or results of operation of Borrower or any of the Mortgaged Properties, a certificate of an Authorized Representative specifying the nature of such change.

(i) Auditors Letters. Annually, letters from Borrower’s independent public accountants addressed to Agent and the Lenders stating that in the course of the conduct of their audit of Borrower’s financial statements and their review of Borrower’s accounting procedures, such accountants discovered no material weakness or other problem with Borrower’s record-keeping controls, accounting procedures or otherwise.

(j) Other Information. With reasonable promptness, such other information about Borrower and the Mortgaged Properties as Agent or the Lenders may reasonably request from time to time, and all information necessary to test the Minimum Collateral Pool and the Minimum Net Worth at the times required under Sections 5.1(v) and 5.1(w), respectively, and the Borrowing Base Loan Amount pursuant to Section 5.3(b) below.

Section 5.3 Negative Covenants. So long as the Commitment remains in effect or any monetary obligations to Agent or the Lenders hereunder or under the Promissory Notes or the other Loan Documents shall remain unpaid, neither Borrower nor any Executing Subsidiary will:

(a) Indebtedness. Create, incur, assume, or suffer to exist, any Indebtedness other than:

(i) the Indebtedness hereunder and under the other Loan Documents;

(ii) non-recourse Indebtedness (which is not secured by a Mortgage) in the nature of a deferred purchase price for a Mortgaged Property;

(iii) unsecured current liabilities (not the result of borrowing) incurred in the ordinary course of business for current purposes and not represented by any note or other evidence of Indebtedness; and

(iv) non-recourse Indebtedness (with customary recourse carveouts) not secured by or associated with the Mortgaged Property.

(b) Available Amount. Permit the principal amount of the outstanding balance of the Loan at any time to exceed the Borrowing Base Loan Amount.

(c) Distributions. Make any dividend or distribution in respect of its partnership interests at any time during which a Default hereunder remains uncured or if a Default or Event Default exists hereunder or has existed during the previous two (2) calendar quarters, and otherwise except as set forth in the organizational documents.

(d) Organizational Documents. Amend, modify or supplement any of its organizational documents, without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Subsidiaries. Notwithstanding anything herein to the contrary, in no event shall Borrower be permitted to transfer any portion of the Collateral Pool owned by Borrower to any Subsidiary (other than an Executing Subsidiary) without the prior written consent of Agent, which may be withheld in its sole discretion.

(f) Sales, Transfers. Sell, transfer or enter into any agreement for the sale or transfer of any of the Mortgaged Properties except for transfers to Borrower or any member of Borrower and except for sales or transfers made in connection with the release of a Mortgaged Property from the Liens created hereby and by the other Loan Documents in accordance with the terms of Article IX hereof.

(g) Liens. Create, incur, assume, or suffer to exist any Lien on any Mortgaged Property to secure any Indebtedness of Borrower or any other Person, other than Permitted Encumbrances.

(h) Mergers, Sales, Etc. (i) Merge into or consolidate with any other Person, or sell, lease, or otherwise dispose of all or any substantial part of its property or assets to any other Person; (ii) sell, assign, hypothecate, pledge, encumber, finance, transfer, or otherwise dispose of any or all of its interest in any Mortgaged Property without the prior written consent of Agent; or (iii) sell, assign, hypothecate, pledge, encumber, finance, transfer or otherwise dispose of more than forty-nine percent (49%) of the stock, partnership units or beneficial ownership interests in Borrower or General Partner in one or a series of related transactions, in each case other than to a Person who is a member or general partner of Borrower on the effective date of the transaction in question; provided, however, if at any time Borrower enters into any other mortgages or loan transactions which contain a provision restricting the sale, assignment, hypothecation, pledge, encumbrance, financing, transfer or other disposition of the stock, partnership units or beneficial ownership interests in Borrower in one or a series of related transactions that is more restrictive than the restriction set forth in this subclause (iii), then the most restrictive provision in any other mortgage or loan transaction entered into by Borrower regarding the sale, assignment, hypothecation, pledge, encumbrance, financing, transfer or other disposition of the stock, partnership units or beneficial ownership interests in Borrower in one or a series of related transactions shall be deemed to be incorporated into this Agreement as and for the restriction set forth in this subclause (iii) as if set forth fully herein.

(i) Changes in Property or Business. Except with the prior written consent of Agent:

(i) Make or allow any material change to be made in the nature of the use of any Mortgaged Property, or any part thereof from that in effect on the date hereof or the date acquired, as the case may be; or

(ii) Initiate or acquiesce in any change in any Use Requirements now or hereafter in effect and affecting any Mortgaged Property or any part thereof.

(j) Intentionally Deleted.

(k) Confidentiality. Borrower shall not disclose the terms of this Agreement or the other Loan Documents to any Person except as may be required by law, GAAP or to lawyers, accountants, advisors or consultants of Borrower on a need to know basis. Without limitation to the foregoing, Borrower agrees not to allow a copy of this Agreement or the other Loan Documents to be filed with the Securities and Exchange Commission except as may be required by law.

(l) Use of Proceeds. Use the proceeds of the Loan for any purpose other than refinancing existing debt on the Mortgaged Properties.

(m) Nature of Business. Make any material change in the nature or scope of its business, and, in the case of each Executing Subsidiary, own any real property which does not constitute a Mortgaged Property.

(n) Hazardous Materials.

(i) Use or permit or suffer use of any Mortgaged Property or any part thereof or any interest therein or conduct any activity or operations thereon in any manner which:

(A)	would involve or result in the occurrence or presence of or exposure to Hazardous Materials at, upon, under, across or within any Mortgaged Property or any part thereof not in the ordinary course of operation;

(B)	would violate any Relevant Environmental Laws; or

(C)	would result in the occurrence of any Environmental Discharge.

(ii) Install or suffer or permit installation or Presence on, in or under any Mortgaged Property or any part thereof of any underground or above-ground containers for the storage of fuel oil, gasoline or other petroleum products or by-products, except (i) such above-ground containers that are required for the operation of the Mortgaged Property and that are at all times in compliance with all Relevant Environmental Laws and any other applicable Requirements of Law and (ii) such underground containers that are required for the operation of the Mortgaged Property and are at all times in compliance with all Relevant Environmental Laws and any other applicable Requirements of Law.

(iii) Transfer or permit or suffer any transfer of any Mortgaged Property or any part thereof or any interest therein or of the interest of any tenant or lessee under any Lease, or of any Person entitled to operate or manage the Mortgaged Property unless such transfer is made in substantial compliance with all Requirements of Law.

(o) Leases. (i) Enter into, terminate or modify any Major Lease without the prior written consent of Agent.

(i) Release the liability of any tenant under any Lease, (2) consent to any tenant’s withholding of rent or making monetary advances and off-setting the same against future rentals, (3) consent to any tenant’s claim of a total or partial eviction, (4) consent to a tenant termination or cancellation of any Major Lease, except as specifically provided therein, or (5) enter into any oral leases with respect to all or any portion of the Premises;

(ii) Make any other assignment of its entire or any part of its interest in or to any or all Leases, or any or all rents, issues, income or profits assigned hereunder, except as specifically permitted by the Loan Documents;

(iii) Accept a surrender of any Lease or convey or transfer, or suffer or permit a conveyance or transfer, of the premises demised under any Lease or of any interest in any Lease so as to effect, directly or indirectly, proximately or remotely, a merger of the estates and rights of, or a termination or diminution of the obligations of, any tenant thereunder; any termination fees payable under a Lease for the early termination or surrender thereof shall be paid jointly to the applicable Executing Subsidiary and the Lenders;

(iv) Alter, modify or change the terms of any guaranty of any Lease, or cancel or terminate any such guaranty or do or permit to be done anything which would terminate any such guaranty as a matter of law;

(v) Waive or excuse the obligation to pay rent under any Lease in excess of $10,000 in any Lease and $50,000 in the aggregate;

(vi) Permit any of the Leases to become subordinate to any lien or liens other than liens securing the Indebtedness or liens for general real estate taxes not delinquent; or

(vii) Execute hereafter any Lease unless there shall be included therein a provision providing that the tenant thereunder acknowledges that such Lease has been assigned pursuant to an Assignment of Leases and Rents and agrees not to look to Lenders as mortgagee, mortgagee in possession or successor in title to the Mortgaged Property for accountability for any security deposit required by lessor under such Lease unless such sums have actually been received in cash by Lenders as security for tenant’s performance under such Lease;

(p) Senior Management. Permit any change in the Persons at the level of President and/or Chief Operating Officer without the prior written consent of Agent, which such consent shall not be unreasonably withheld.

Section 5.4 Casualty. Borrower agrees that if at any time prior to the repayment in full of the Loan and the termination of the Commitment (including, but not limited to, at any time, prior to or after an Event of Default) any Mortgaged Property is damaged by fire, earthquake or other casualty in such a manner so that it is unlikely, in Agent’s judgment, that such Mortgaged Property will be restored on or prior to the date which is six (6) months prior to the Maturity Date to the same physical, leased and operating condition as it exists prior to such casualty, Borrower shall, within twenty (20) days of Agent’s written request, direct that the insurance proceeds from the casualty be delivered over to Agent, to be applied by Agent to repayment of the Loan or Borrower’s other obligations under this Agreement and the other Loan Documents.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. The occurrence and continuance of any of the following specified events shall constitute an “Event of Default”:

(a) Payments. Borrower shall fail to pay (i) within five (5) days after the due date thereof, any principal of the Loan hereunder (including, without limitation, by mandatory prepayment), provided, however, that such five (5) day period shall not operate to extend the Maturity Date, (ii) within five (5) days after the due date thereof, any interest on the Loan (including, without limitation, by mandatory prepayment) or (iii) within five (5) days after notice from Agent, any fees or any other amount payable hereunder or under the other Loan Documents.

(b) Specified Covenants. Borrower shall fail to observe or perform any of the covenants contained in Sections 5.l(n), (o), (v) and (w) and 5.3(b) hereof (collectively, the “Specified Covenants”) and shall thereafter fail to remedy the same within ten (10) Business Days of the occurrence thereof by prepaying the Loan in accordance with the terms of Section 2.8 hereof in amounts sufficient to render Borrower in compliance with the Specified Covenants, provided that the foregoing provisions of this Section shall in no event be deemed to permit Borrower to prepay the Loan except in strict accordance with the terms of Section 2.8 hereof.

(c) Negative Covenants. Borrower shall fail to observe any of the covenants specified in Sections 5.3(a), (c) through (i), and (k) through (p).

(d) Other Covenants. Borrower shall fail to observe or perform any covenant or agreement (other than those referred to in Sections 6. l(a), (b) and (c)) and such failure shall remain unremedied (i) in the case of covenants or agreements contained in Sections 5.2(a) through (e) and Section 5.2(j) of this Agreement, for ten (10) Business Days after the occurrence thereof; or (ii) in all other cases, for thirty (30) days after notice from Agent. In the event that a breach of a covenant described in clause (ii) above cannot be cured within thirty (30) days after notice thereof and Borrower has during such 30-day period commenced to cure such breach and thereafter diligently pursues all necessary efforts to effect a cure, an Event of Default shall be deemed only to have occurred if the breach either cannot be remedied, or remains unremedied, for sixty (60) days after the occurrence thereof.

(e) Representations. Any representation, warranty, or statement made or deemed to be made by Borrower or any of their officers under or in connection with this Agreement shall have been incorrect in any material respect as of the date hereof, or as of the date deemed to have been made.

(f) Defaults Under Loan Documents. Borrower shall fail to observe or perform any covenant or agreement contained in any Loan Document, or any default shall occur and be continuing thereunder after any notice and lapse of applicable cure periods under such Loan Document.

(g) Bankruptcy. Borrower, an Executing Subsidiary or a Guarantor shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any of the foregoing entities and the petition is not dismissed within ninety (90) days after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of any of the foregoing entities; or any of the foregoing entities commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to any of the foregoing entities or there is commenced against any of the foregoing entities any such proceeding which remains undismissed for a period of ninety (90) days; or any of the foregoing entities is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any of the foregoing entities suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of ninety (90) days; or any of the foregoing entities makes a general assignment for the benefit of creditors; or any of the foregoing entities shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or any of the foregoing entities shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or any of the foregoing entities shall by any act or failure to act indicate its consent to, approval of, or acquiescence in any of the foregoing; or any action is taken by any of the foregoing entities for the purpose of effecting any of the foregoing; or any of the foregoing.

(h) Money Judgment. A judgment or order for the payment of money in excess of the greater of (x) $250,000 or (y) 0.75% of the Total Assets shall be rendered against Borrower and such judgment or order shall continue unsatisfied (in the case of a money judgment) and in effect for a period of thirty (30) days during which execution shall not be effectively stayed or deferred (whether by action of a court, by agreement, or otherwise) (or, if such judgment is covered by insurance, such longer period during which Borrower is appealing or otherwise contesting such judgment in good faith).

(i) Material Adverse Change. Any Material Adverse Change shall occur.

Section 6.2 Global Remedies. Upon the occurrence and continuation of an Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, Agent may and shall upon the written request of the Required Lenders, by written notice to Borrower, take any or all of the following actions, without prejudice to the rights of the Lenders to enforce its claims against Borrower: (i) declare the Loan immediately terminated; (ii) declare all or any portion of the principal of and any accrued interest on the Loan and all other obligations owing hereunder and under the other Loan Documents, to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby waived by Borrower; (iii) foreclose on any portion of the Collateral Pool concurrently or in such order as Agent may from time to time see fit; or (iv) take any action permitted under any Loan Document; provided, that, if any Event of Default specified in Section 6.1(g) shall occur, the result which would occur upon the giving of written notice by Agent to Borrower, as specified in clauses (i) and (ii) above, shall occur automatically without the giving of any such notice.

Section 6.3 Marshaling; Waiver of Certain Rights; Recapture. Neither Agent nor the Lenders shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of such parties. To the extent permitted by law, Borrower waives and renounces the benefit of all valuation, appraisement, homestead, exemption, stay, redemption, and moratorium rights under or by virtue of the constitution and laws of the state in which the Mortgaged Properties are located and of any other state or of the United States, now existing or hereafter enacted. To the extent Agent or any Lender receives any payment by or on behalf of Borrower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Borrower or its estate, trustee, receiver, custodian, or any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced, or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of Borrower to such party as of the date such initial payment, reduction, or satisfaction occurred, together with interest at the Default Rate. Borrower agrees that (i) Agent on behalf of the Lenders shall have the right to pursue all of its rights and remedies in one proceeding, or separately and independently in separate proceedings from time to time, as Agent, in its sole and absolute discretion, shall determine from time to time, (ii) the Collateral Pool may be sold at such proceeding or proceedings in one or more sales and in such portions or combinations as Agent, in its sole and absolute discretion, shall determine, (iii) Agent, on behalf of the Lenders, shall not be required to marshal assets, sell any portion of the Collateral Pool in any inverse order of alienation, or be subject to any “one action” or “election of remedies” law or rule, (iv) the exercise by the Lenders of any remedies against any one item of the Collateral Pool will not impede the Lenders from subsequently or simultaneously exercising remedies against any other item of the Collateral Pool, and (v) all Liens and other rights, remedies, or privileges provided to Agent and the Lenders under this Agreement and the other Loan Documents shall remain in full force and effect until Agent and the Lenders have exhausted all of their remedies against the Collateral Pool and all of the Collateral Pool has been foreclosed, sold or otherwise realized upon in satisfaction of the Promissory Notes and the other obligations of Borrower to Agent and the Lenders. Each Lender and its officers, directors, shareholders, employees, counsel and agents shall not incur any liability as a result of the sale of the Collateral Pool, or any part thereof, in accordance with the provisions of this Agreement or any Loan Document, or for the failure to sell or offer for sale the Collateral Pool, or any part thereof, for any reason whatsoever. Borrower waives any claims against each Lender and its officers, directors, shareholders, employees, counsel and agents arising with respect to the price at which the Collateral Pool, or any part thereof, may have been sold by reason of the fact that such price was less than the aggregate amount of the indebtedness due under the Promissory Notes, this Agreement and the other Loan Documents.

Section 6.4 Application of Proceeds.

(a) All proceeds received by Agent or the Lenders in respect of the repayment of any sums due hereunder or in connection with a foreclosure sale of all or any portion of the Collateral Pool after the occurrence of an Event of Default shall be applied: first, to the costs of enforcement of the Lenders’ rights hereunder and under the other Loan Documents; second, to any unpaid fees payable under this Agreement and the other Loan Documents in such order of priority as Agent, in its sole and absolute discretion, shall determine but subject to the rights of the Lenders; third, to any accrued and unpaid interest (including all interest owing at the Default Rate) on the Loan; fourth, to the principal amount of the Loan; and fifth, if any excess proceeds exist, to Borrower or any party entitled thereto as a matter of law.

(b) Agent shall have the right, but not the obligation, to deposit any proceeds in its possession which are available under clause (v) of Section 6.4(a) above into a court of competent jurisdiction for determination by such court of the disposition of such excess proceeds and upon such deposit, Agent shall have no further liability with respect to such proceeds. All costs and expenses of Agent in connection with such action may be deducted or charged by Agent against such excess proceeds and shall otherwise be reimbursed by Borrower upon demand. Agent shall have the right, but not the obligation, to request and rely on the instructions of Borrower in connection with the disposition of any such excess proceeds and, upon compliance with such instructions, shall have no further liability with respect to such proceeds.

Section 6.5 Attorneys-in-Fact. Borrower hereby makes, constitutes and appoints Agent, and its agents and designees, the true and lawful agents and attorneys-in-fact of Borrower, with full power of substitution, to take any or all of the following actions during the continuance of an Event of Default: (i) to receive, open and dispose of all mail addressed to Borrower relating to the Collateral Pool, (ii) to notify and direct the United States Post Office authorities by notice given in the name of Borrower and signed on its behalf, to change the address for delivery of all mail addressed to Borrower relating to the Collateral Pool to an address to be designated by Agent, and to cause such mail to be delivered to such designated address where Agent may open all such mail and remove therefrom any notes, checks, acceptances, drafts, money orders or other instruments in payment of the Collateral Pool in which Agent has a security interest hereunder and any documents relative thereto, with full power to endorse the name of Borrower upon any such notes, checks, acceptances, drafts, money orders or other form of payment or on the Collateral Pool or security of any kind and to effect the deposit and collection thereof, and Agent shall have the further right and power to endorse the name of Borrower on any documents otherwise relating to such Collateral Pool, and (iii) to do any and all other things necessary or proper to carry out the intent of this Agreement and to perfect and protect the Liens and rights of Agent created under this Agreement, including, without limitation, to claim, bring suit, settle or adjust any insurance proceeds claims relating to the Collateral Pool. Borrower agrees that neither the Lenders nor any of their officers, directors, shareholders, employees, counsel, agents, designees or attorneys-in-fact will be liable for any acts of commission or omission, or for any error of judgment or mistake of fact or law, except for any acts of gross negligence or willful misconduct. The powers granted hereunder are coupled with an interest and shall be irrevocable during the term hereof.

ARTICLE VII

AGENCY AND INTERCREDITOR

Section 7.1 Appointment. Each Lender hereby irrevocably designates and appoints LaSalle Bank National Association, as Agent of such Lender under the Loan Documents, and each such Lender irrevocably authorizes LaSalle Bank National Association, to act as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement and the Loan Documents, together with such other powers as are reasonably incidental thereto. Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement and the Loan Documents, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of Agent shall be read into any of the Loan Documents or otherwise exist against Agent. The provisions of this Article are solely for the benefit of Agent and the Lenders, and Borrower shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article VII. In performing its functions and duties under the Loan Documents, Agent shall act solely as Agent or the Lenders and does not assume nor shall Agent be deemed to have assumed any obligation or relationship of trust or agency with or for Borrower or any of such party’s respective successors and assigns. Bank of America, National Association is appointed Documentation Agent. No Lender identified in this Agreement as a “syndication agent”, “documentation agent”, “co-agent”, “arranger”, or “book runner” shall have any right under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, no Lender so identified shall have or be deemed to have any fiduciary relationship with any Lender.

Section 7.2 Delegation of Duties. Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel (including its internal counsel) concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

Section 7.3 Exculpatory Provisions. Agent shall not be (a) liable for any action lawfully taken or omitted to be taken by it or any Person described in Section 7.2 under or in connection with any Loan Document (except for those actions arising from Agent’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by Borrower contained in any Loan Document, or by Borrower in any certificate, report, statement or other document referred to or provided for in, or received under or in connection with any Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Loan Document or any such certificate, report, statement or other document, or for any failure of Borrower, or any Lender to perform or observe its respective obligations hereunder or thereunder. Unless Agent shall have been requested in writing to do so by a Lender on such Lender’s behalf, Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of any Loan Document, or to inspect the properties, or the books or records of Borrower. This Section 7.3 is intended to govern solely the relationship between Agent, on the one hand, and the Lenders, on the other.

Section 7.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, electronic mail message, statement, order or other document or conversation (including by telephone) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, its internal counsel and counsel to Borrower), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Lenders required pursuant to this Agreement or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

Section 7.5 Notice of Default and Other Notices From Borrower.

(a) Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless (i) Agent has received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default,” or (ii) Agent, in its capacity as a Lender, has actual knowledge of such Default or Event of Default. In the event that Agent receives such a notice, Agent shall promptly give notice thereof to the Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as Agent shall deem advisable and in the best interests of the Lenders.

(b) Each Lender agrees that it shall promptly notify Agent in writing after it first has knowledge of any Default or Event of Default or of any matter which in such Lender’s judgment adversely affects any Lender’s respective interests in the Commitment, which notice will describe the Default or Event of Default or matter in reasonable detail. Agent shall give a copy of any such notice received by Agent to the other Lenders if such notice pertains to a Decision by the Lenders pursuant to Sections 7.14 or 7.15 hereof.

(c) Agent shall distribute to the Lenders copies of material notices and information furnished by the Borrower to Agent in accordance with the terms of this Agreement, which may be distributed by posting on Intralinks or other customary distribution methods.

Section 7.6 Non-Reliance on Agent and the Other Lenders. Each Lender expressly acknowledges that neither Agent, nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates, has made any representations or warranties to it and that no act by Agent hereafter taken, including, without limitation, any review of the affairs of Borrower shall be deemed to constitute any representation or warranty by Agent. Each Lender represents and warrants to Agent that it has, independently and without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, (a) made its own appraisal of and investigation into the business, operations, property, prospects, financial and other condition, creditworthiness and solvency of Borrower, (b) satisfied itself as to the due execution, legality, validity, enforceability, genuineness, sufficiency and value of all of the Loan Documents and all other instruments and documents furnished pursuant to any Loan Document, and (c) made its own decision as to its Commitment pursuant to this Agreement. Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analyses, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, prospects, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly required pursuant to the Loan Documents to be furnished by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, prospects, financial and other condition or creditworthiness of Borrower which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

Section 7.7 Indemnification. The Lenders agree to indemnify Agent (in its capacity as such) and its officers, directors, employees, representatives and agents (to the extent not reimbursed by Borrower and without limiting the obligation, if any, of Borrower to do so), ratably in accordance with their Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, the fees and disbursements of counsel for Agent or such Person in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against Agent or such Person as a result of, or arising out of, or in any way related to or by reason of, any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document (but excluding any such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of Agent or such Person as determined by a court of competent jurisdiction). The agreements in this subsection shall survive the payment of the Promissory Notes and all other amounts payable hereunder.

Section 7.8 Agent in Its Individual Capacity. LaSalle Bank National Association and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower as though it were not Agent hereunder. With respect to Loans made or renewed by it and any Promissory Note issued to it, Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not Agent.

Section 7.9 Agent’s Resignation or Removal. Agent may resign at any time by giving notice thereof to the Lenders and Borrower. In addition, the Agent may be removed at any time with good cause by written notice received by the Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall designate in writing another Person as the successor Agent. If such proposed successor Agent agrees in writing to act as Agent in accordance with the terms hereof, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations as Agent under this Agreement. After any retiring Agent’s resignation or removal hereunder, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 7.10 Appointment of a Substitute Agent. Subject to the provisions of Section 7.9 above, LaSalle Bank National Association shall be Agent under this Agreement and the Loan Documents until the Loan Documents have been terminated and the Lenders have been paid in full. In the event that LaSalle Bank National Association has a conflict which requires that it not act as Agent in connection with certain matters as to which LaSalle Bank National Association deems a conflict of interest exists, LaSalle Bank National Association may, at its option and upon thirty (30) days’ prior written notice to Borrower and the Lenders, request a substitute Agent be selected in accordance with the terms of this Section to act as Agent with respect to such matters. LaSalle Bank National Association shall request a substitute Agent in accordance with the terms of this Section in the event that LaSalle Bank National Association has sold its entire interest in the Commitment to a Purchasing Lender (as hereafter defined). Within fifteen (15) days after receipt of such notice, the Required Lenders shall select a proposed substitute agent and shall notify Borrower of the identity of such proposed substitute agent. After any retiring substitute Agent’s resignation hereunder as substitute Agent, the provisions of this Section 7.10 and Section 8.4 hereof shall inure to the benefit of such retired substitute Agent as to any actions taken or omitted to be taken by it while it was substitute Agent under this Agreement.

Section 7.11 Loans. Each Lender shall make available to Borrower such Lender’s Commitment subject to and in accordance with the provisions of the Loan Documents. Borrower shall look solely to each Lender for the performance of such Lender’s obligations, covenants and agreements under the Loan Documents on the part of each Lender to be performed or observed with respect to its Commitment, subject to and upon the conditions, limitations and restrictions set forth herein and in the other Loan Documents, as evidenced by the signature of each such party hereto. In the event any Lender has not made available its Commitment, Agent may (but shall not be obligated to), and each Lender authorizes Agent to advance for such Lender’s account, pursuant to the terms hereof, the amount of the such Commitment draw to be made by such Lender and each Lender agrees to reimburse Agent in immediately available funds for any amount so advanced on its behalf. If any such reimbursement is not made in immediately available funds on the same day on which Agent shall have made such amount available on behalf of any Lender, such Lender shall also pay interest thereon to Agent at the Federal Funds Rate. In the event that Agent advances a Lender’s Commitment draw pursuant to the terms of this Section 7.11 and such Lender fails to reimburse Agent, Borrower shall repay such amounts to Agent, together with interest thereon at the Default Rate until so repaid.

Section 7.12 Priority of Loans. Each Lender’s Commitment shall be of equal priority with each other Lender’s Commitment, and no portion of any Commitment shall have priority or preference over any other Commitment or the security therefor.

Section 7.13 Books and Records. Agent will keep customary books and records relating to the Loan, and such books and records shall be available at Agent’s office for the Lenders’ reasonable inspection during Agent’s normal business hours.

Section 7.14 Decisions of the Lenders. (a) Except as expressly set forth in Sections 7.15 and 7.16 hereof, all decisions, consents, waivers, approvals and other actions (collectively, “Decisions”) authorized to be taken under or in connection with this Agreement and the other Loan Documents by any Lender shall be taken by Agent in its discretion reasonably exercised, subject to the provisions of Section 7.4 hereof. Except as expressly provided in Sections 7.15 and 7.16 hereof, Agent (i) may consent or withhold consent to any action by Borrower, (ii) may exercise or refrain from exercising any power, rights or remedies hereunder or under the other Loan Documents or otherwise in respect of the Loans, and/or (iii) may waive any conditions in any Loan Documents, so long as such consent, exercise or waiver would not, in Agent’s judgment reasonably exercised, represent a departure from the standards followed by Agent in the administration of loans held by Agent entirely for its own account. Agent may request a Decision with respect to matters described in Sections 7.15 and 7.16 hereof at any time by making a request for such Decision in writing to all of the Lenders. Any such request (x) shall contain an adequate description together with relevant background information of the Decision being requested, (y) shall specify the reasons for such request, and (z) shall state the effect of not responding to such notice as set forth in this Section 7.14. Agent will provide the Lenders with such additional information as the Lenders may reasonably request to assist such Lenders in reaching a Decision, to the extent such information is in Agent’s possession or under its control. The requested Decision shall be deemed approved by the Lenders if and when Agent receives written approval from the required percentage of the Lenders as specified in Sections 7.15 and 7.16 hereof, as the case may be. If a Lender does not deliver to Agent a written objection thereto within ten (10) Business Days after hand delivery, mailing by certified mail, return receipt requested, delivery to an express courier, or, so long as a copy is sent by another method specified in this sentence, sent by facsimile transmission of the request by Agent, such Lender shall be deemed to have approved the requested Decision. If Agent is unable to contact the usual representatives of a Lender for any reason, Agent will make a good faith effort to contact other representatives of such Lender as necessary to reach a Decision within the allotted time. To the extent that Agent reasonably deems necessary, any such Decision may also be requested telephonically by Agent from each Lender with such telephonic request to be confirmed in writing by Agent. Any Decision as to which Agent has made telephonic requests for approval shall be deemed approved by the Lenders after Agent has received the written approval of the required percentage of the Lenders as specified in Sections 7.15 and 7.16 hereof. Borrower shall be promptly notified of the Decision, if such Decision was made in response to a request by Borrower.

Section 7.15 Unanimous Approvals by the Lenders. No written amendment, supplement, modification or waiver which adds, deletes, changes or waives any provisions of the Loan Documents shall (a), without the prior approval of all Lenders, (i) extend either the Maturity Date or any installment or required prepayment of the Loan; (ii) reduce the rate or extend the time of payment of interest on the Loan; (iii) reduce the principal amount of the Loan; (iv) reduce the fees payable under this Agreement and the other Loan Documents, or any other fee payable to the Lenders; (v) change any Lender’s Commitment (except as the same may be reduced by any prepayment of the Loan permitted under this Agreement); or (vi) change any provision of this Section 7.15 or the definition of Required Lenders; or (b) amend, modify or waive any provision of any Loan Document, if the effect thereof is to affect the rights or duties of Agent, without the written consent of the then Agent. Any such amendment, supplement, modification or waiver shall apply to each of the Lenders equally and shall be binding upon Borrower, the Lenders, Agent and all future holders of the Promissory Notes. In the case of any waiver, Borrower, the Lenders and Agent shall be restored to their former position and rights hereunder and under the outstanding Promissory Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Section 7.16 Approvals by the Required Lenders.

(a) Upon Agent’s receipt of a notice of default (as defined in Section 7.5(a) hereof) with respect to an Event of Default, Agent shall consult with the Lenders in respect of any such Event of Default to determine a course of action which is acceptable to the Required Lenders. Subject to Section 7.15 hereof, Agent shall pursue any such course of action approved by the Required Lenders in respect of any such Event of Default, including, without limitation, acceleration of the Loan. In the event that the Required Lenders cannot decide which remedies, if any, are to be pursued, Agent may commence proceedings on behalf of the Lenders; provided, however, that if at any time thereafter the Required Lenders shall direct that a different or additional remedial action shall be taken, such different or additional remedial action shall be taken in lieu of or in addition to such proceedings.

(b) Agent shall not, without the prior approval of the Required Lenders, (i) enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any of the provisions of Article V or Section 6.1, except to the extent such amendment, supplement, modification or waiver requires the unanimous consent of the Lenders pursuant to Section 7.15 hereof, or (ii) enter into written amendments, supplements, modifications or waivers for the purpose of adding, deleting, changing or waiving any provision of the Loan Documents, except to the extent such amendment, supplement, modification or waiver requires the unanimous consent of the Lenders (pursuant to Section 7.15 hereof), or (iii) except as otherwise specifically set forth in Article III, consent to, approve, or waive the requirement of receipt of, any documents, certificates or other agreements or statements delivered or to be delivered by Borrower or any other Person pursuant to Article III hereof or (iv) consent to or permit (if not expressly permitted under the Loan Documents) the assignment or transfer by Borrower of any of its rights and obligations under any Loan Document, consent to any merger or consolidation or sale, lease or other disposal of all or a substantial part of Borrower’s property or assets, modify any financial covenants, waive any Default or Event of Default, or waive or release any lien on any of the Mortgaged Properties or commence any judicial or nonjudicial foreclosure proceeding, in each case without the written consent of all the Lenders.

(c) All losses, costs, expenses, disbursements, liabilities, fees (including reasonable attorneys’ fees and disbursements), obligations, damages, suits, actions and penalties of any kind or nature whatsoever (collectively, a “Loss”) incurred by Agent in connection with the Loans (except any Loss resulting solely from the gross negligence or willful misconduct of Agent as determined by a court of competent jurisdiction) shall be borne by the Lenders in accordance with each Lender’s Percentage.

(d) Each Lender shall, upon demand by Agent, reimburse Agent (to the extent not otherwise reimbursed by Borrower) for such Lender’s Percentage of (i) any out-of-pocket expenses incurred by Agent in good faith in connection with any Event of Default under the Loan Documents (including, without limitation, reasonable fees and disbursements of outside counsel), and (ii) any other expenses incurred in good faith to the extent not reimbursed by Borrower in connection with the enforcement of the Loan Documents.

(e) Borrower hereby consents and agrees to the provisions of Sections 7.14 through 7.16 and any modifications thereof entered into by Agent and the Lenders of such provisions and specifically acknowledges and agrees that, notwithstanding any provisions in the Loan Documents requiring action by the “Lenders” or similar provisions in connection with the declaration of an Event of Default, the acceleration of the indebtedness evidenced by the Loan Documents and/or the exercise of any remedies under the Loan Documents, Agent is hereby empowered to act on behalf of the Lenders in accordance with the provisions hereof and the authority of Agent with respect to any action taken by Agent pursuant to and in accordance with this Agreement shall not be contested by Borrower by reason of any different or conflicting provision contained in any of the Loan Documents.

Section 7.17 Management of Acquired Collateral. If, following any Event of Default, Agent acquires title to one or more Mortgaged Properties by foreclosure under the Mortgage (or by deed-in-lieu of foreclosure), Agent shall hold title to such Mortgaged Property in its own name, as Agent for the Lenders to the extent of their Commitments. Each Lender hereby irrevocably waives any right to seek a partition of any interest in the Mortgaged Property. Agent shall have the sole and exclusive right to make (or to refrain from making) all decisions with respect to the leasing, encumbering, use, operation, maintenance, improvement, repair and restoration of the Mortgaged Property (and any improvements located thereon); provided, however, that Agent shall not, without the prior written consent of the Required Lenders (a) sell (or lease as a whole) the Mortgaged Property or encumber the Mortgaged Property with a mortgage, deed of trust or similar instrument securing indebtedness for borrowed money, or (b) make any single expenditure with respect to the Mortgaged Property in an amount in excess of $100,000 (exclusive of taxes and assessments, insurance premiums, utility charges and expenditures required to comply with applicable laws), or (c) make any material repairs, restorations and/or improvements to the Mortgaged Property (except to the extent required by applicable laws). Subject to the foregoing, each Lender, pro rata in accordance with its Percentage, shall reimburse Agent on demand for all reasonable costs and expenses incurred by Agent in connection with the sale, lease, encumbering, use, operation, maintenance, improvement, repair and restoration of the Mortgaged Property (including all costs and charged, insurance premiums, common area maintenance charges, leasing commissions, tenant improvement costs, repair costs and restoration costs). The indemnity provisions contained in Section 7.7 above shall apply equally to actions (and omissions) by Agent with respect to the Mortgaged Property so acquired by Agent. Each Lender shall participate pro rata in accordance with their respective Percentage in all income, expenses, profits and losses of the Mortgaged Property. Without limitation on the foregoing, Agent shall endeavor to consult with the Lenders prior to making any material decision regarding the Mortgaged Property.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed, upon the third Business Day after the day on which it is deposited in the United States Registered or Certified Mail, postage prepaid, return receipt requested, addressed as set forth below; or (c) if by Federal Express or other reliable express courier service, on the next Business Day after delivered to such express courier service, addressed as set forth below:

If to Borrower:	G REIT, L.P. c/o Triple Net Properties, LLC 1551 North Tustin Avenue, Suite 200 Santa Ana, California 92705 Attention: Anthony W. Thompson, President

with a copy to:	Hirschler Fleischer 701 East Byrd Street Richmond, Virginia 23219 Attention: David F. Belkowitz

If to Agent:	LaSalle Bank National Association
135 South LaSalle Street, 12th Floor
Chicago, Illinois 60603
Attention: Manager, Real Estate Administration
LaSalle Bank National Association
135 South LaSalle Street, 12th Floor
Chicago, Illinois 60603
Attention: Group Head, Commercial Real Estate

with a copy to:	Jenner & Block, LLP One IBM Plaza Chicago, Illinois 60611 Attention: Donald I. Resnick

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

Section 8.2 Amendments, Etc. No amendment or waiver of any provision of this or the other Loan Documents, nor consent to any departure by either party therefrom, shall in any event be effective unless the same shall be in writing and signed by the party or its agent, if authorized to act on its behalf, against whom enforcement of such waiver or amendment is sought, and then such waiver or consent shall be effective only in the specific instance and for the specified purpose for which given.

Section 8.3 No Waiver; Remedies Cumulative. No failure or delay on the part of the Lenders in exercising any right or remedy hereunder or under any other Loan Document and no course of dealing between Borrower and Agent or the Lenders shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The rights and remedies herein and in the other Loan Documents expressly provided are cumulative and not exclusive of any rights or remedies that the Lenders would otherwise have. No notice to or demand on Borrower not required hereunder or under the other Loan Documents in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lenders to any other or further action in any circumstances without notice or demand.

Section 8.4 Payment of Expenses, Etc.Borrower shall:

(a) whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of Agent in the administration (both before and after the execution hereof and including advice of counsel as to the rights and duties of Agent) of, and in connection with the preparation, execution, and delivery of, preservation of rights under, enforcement of, and, after an Event of Default, refinancing, renegotiation, or restructuring of, this Agreement and the other Loan Documents and the documents and instruments referred to therein; any amendment, waiver, or consent relating thereto (including, without limitation, the reasonable fees and disbursements of counsel for Agent);

(b) After an Event of Default, pay all reasonably out-of-pocket costs and expenses of the Lenders (including advice of counsel as to the rights and duties of the Lenders) in connection with such Event of Default;

(c) to the extent permitted by applicable law, pay and hold Agent and the Lenders harmless from and against any and all present and future stamp, recording, and other similar taxes and fees with respect to the foregoing matters and save the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes and fees; and

(d) indemnify Agent and the Lenders and each of their officers, directors, employees, Affiliates, representatives, and agents from, and hold each of them harmless against, any and all costs, losses, liabilities, claims, damages and expenses incurred by any of them (whether or not any of them is designated a party thereto) arising out of or by reason of any litigation, or other proceeding related to any actual or proposed use by Borrower of the proceeds of any of the Loans or Borrower entering into and performing of this Agreement or the other Loan Documents or resulting from the ownership of any Mortgaged Property, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation, or other proceeding; provided that Borrower shall not be obligated to indemnify any such Person to the extent of any costs, losses, liabilities, claims, damages, or expenses caused by the gross negligence or willful misconduct of such Person.

If and to the extent that the obligations of Borrower under this Section 8.4 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. Borrower’s obligations under this Section 8.4 shall survive any termination of this Agreement and the payment of the sums due hereunder and under the other Loan Documents.

Section 8.5 Right of Setoff. In addition to and not in limitation of all rights of offset that the Lenders may have under applicable law, the Lenders shall, upon the occurrence of any Event of Default and whether or not the Lenders have made any demand or Borrower’s obligations are matured, have the right to appropriate and apply to the payment of Borrower’s obligations hereunder and under the other Loan Documents, all deposits (general or special, time or demand, provisional or final) of Borrower then or thereafter held by, and other indebtedness or property then or thereafter owing by, the Lenders.

Section 8.6 Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, provided that Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lenders.

Section 8.7 Governing Law; Submission to Jurisdiction.

(a) This Agreement and the other Loan Documents and the rights and obligations of the parties thereunder shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Illinois except as otherwise specifically provided in the Loan Documents.

(b) Any legal action or proceeding with respect to this Agreement or the other Loan Documents or any document related thereto may be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois, and by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its property generally and unconditionally, the jurisdiction of the aforesaid courts. Borrower hereby irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions. Borrower agrees that any process in any proceeding in any such court may be served on Borrower through the United States mails in accordance with Section 8.1.

(c) WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE PROMISSORY NOTE OR ANY OTHER LOAN DOCUMENTS AND FROM ANY COUNTERCLAIM THEREIN.

(d) Nothing herein shall affect the right of the Lenders to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Borrower in any other jurisdiction.

Section 8.8 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 8.9 Headings Descriptive. The headings contained in this Agreement are for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 8.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and thereof, and all prior discussions, negotiations, term sheets, commitment letters, agreements, correspondence and document drafts with respect to such matters are merged herein and therein. Neither the Lenders nor any employee of the Lenders has authorized to make any representation or agreement upon which Borrower or its Affiliates may rely unless such matter is set forth in this Agreement or the other Loan Documents.

Section 8.11 Further Assurances. Borrower hereby agrees to, promptly upon the request of the Lenders, execute and deliver to the Lenders such additional documents and to provide such additional information as the Lenders may reasonably require to carry out or confirm the terms of this Agreement or the other Loan Documents.

Section 8.12 Participation. Any Lender may at any time after the execution and delivery of this Agreement, sell to one or more Persons (each a “Participant”) participating interests in its Commitment, any Promissory Note held by such Lender and/or any other interest of such Lender hereunder (in respect of any such Lender, its “Credit Exposure”). Notwithstanding any such sale by a Lender of participating interests to a Participant, such Lender’s rights and obligations hereunder shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Promissory Note for all purposes hereunder (except as expressly provided below), and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder. Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 hereof. Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s fight to agree to any amendment, supplement, waiver or modification to any Loan Document, except where the result of any of the foregoing would be to extend the final maturity of any Loan or any regularly scheduled installment thereof or reduce the rate or extend the time of payment of interest thereon or reduce the principal amount thereof.

Section 8.13 Assignments.

(a) Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time after the execution and delivery of this Agreement and from time to time assign to any Lender or any affiliate thereof or to any other Person (each a “Purchasing Lender”) all or any part of its Credit Exposure, provided that the Credit Exposure acquired by such assignee shall equal or exceed $5,000,000. Borrower, Agent and the Lenders agree that to the extent of any assignment, the Purchasing Lender shall be deemed to have the same rights and benefits under the Loan Documents and the same obligation as it would have had if it had been a Lender which was one of the original parties hereto. The consent of Agent and, provided no Default or Event of Default has occurred, Borrower shall be required prior to an assignment becoming effective, which consents will not be unreasonably withheld, delayed or conditioned; provided that Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Purchasing Lender unless and until such Purchasing Lender executes a supplement to this Agreement, substantially in the form of Exhibit M attached hereto (a “Form of Assignment and Assumption Agreement”). Borrower acknowledges that the provisions of this Section 8.13 relate only to absolute assignments of a Lender’s Credit Exposure and that any restrictions thereon do not pertain to or prohibit assignments creating security interests, including any pledge or assignment by a Lender of its Credit Exposure or Promissory Notes to a Federal Reserve Bank in accordance with Requirements of Law.

(b) Upon (i) execution of a Form of Assignment and Assumption Agreement, (ii) delivery of an executed copy thereof to Borrower and Agent, (iii) payment by such Purchasing Lender to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Purchasing Lender, and (iv) payment to the Agent of an assignment fee in the amount of [$3,000.00], such transferor Lender shall be released from its obligations hereunder to the extent of such assignment and such Purchasing Lender shall for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto, and no further consent or action by Borrower, the Lenders or Agent shall be required. Such Form of Assignment and Assumption Agreement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender as a Lender. Promptly after the consummation of any transfer to a Purchasing Lender pursuant hereto, the transferor Lender, Agent and Borrower shall make appropriate arrangements so that a replacement Promissory Note is issued to such transferor Lender and a new Promissory Note is issued to such Purchasing Lender, in each case in principal amounts reflecting such transfer.

(c) Notwithstanding anything to the contrary set forth in this Section 8.13, the Agent shall always maintain its Commitment in an amount which is equal to or greater than the respective Commitments of each other Lender.

Section 8.14 Withholding. Notwithstanding anything to the contrary herein, no Participant or other assignee of all or any part of the Credit Exposure of any Lender, other than a Purchasing Lender, shall be entitled to any of the benefits of Section 2.16 hereof.

Section 8.15 Amounts Received by the Lenders. Each Lender agrees that it shall act as a trustee for the benefit of the other Lenders to the extent of the respective interests of the other Lenders in the Loan with respect to all sums of any kind paid to or received by such Lender in payment of all or a portion of the Loan, by or on behalf of Borrower.

Section 8.16 No Joint Venture. Neither the execution of this Agreement nor the selling of an interest in the Loans nor any agreement to share in profits or losses as provided herein is intended to be, nor shall it be construed to be, the formation of a partnership or joint venture among the parties to this Agreement.

Section 8.17 Acknowledgment by Parties Hereto. The agreement to and acceptance of this Agreement by the parties hereto, indicated by the execution of this Agreement, shall evidence (a) each party’s acceptance of all the terms and conditions of this Agreement and the other Loan Documents and (b) each party’s consent to Agent’s acting as Agent on behalf of the Lenders with regard to all aspects of the administration, enforcement and collection of the Loan and to all matters pertaining to the Loan Documents as provided for herein.

Section 8.18 Right of the Lenders and Agent to Transact Business. The Lenders, Agent and/or any of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower, its general partners, including General Partner, any partners of the general partners, or any other Person without any duty to account therefor to the other Lenders and/or Agent, as the case may be.

Section 8.19 Sharing of Payments. Each of the Lenders agrees that if it should receive any amount under this Agreement or any of the other Loan Documents (whether by voluntary payment, by realization upon security, by the exercise of the right of banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise) which is applicable to the payment of the Loan of a sum which with respect to the related sum or sums received by the other Lenders is in a greater proportion than the total of the Loan then owed and due to such Lender bears to the total of the Loan then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Loan owing to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

Section 8.20 Limitation of Liability. Except as set forth in Section 7.11 above, no claim may be made by Borrower or any other Person against Agent or any Lender or any of their Affiliates, directors, officers, employees, attorneys or agent of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or under Article VII; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 8.21 Reliance by Borrower. Borrower shall have the right to rely, without investigation, upon all notices, approvals or other actions of Agent. All provisions of this Agreement requiring submission by Borrower of information or other documentation, or the obtaining of any approvals or consents, shall be deemed to apply to Agent only and Borrower shall not otherwise be required to obtain any approvals of any other Lenders. All actions, information, reports, notices and any and all other action by Agent to Borrower shall be binding upon all Lenders.

Section 8.22 Time of the Essence. Time is of the essence in this Agreement.

Section 8.23 Indemnity. Except for an Indemnified Loss which is finally adjudicated by a court of competent jurisdiction to have resulted directly and proximately from the gross negligence or willful misconduct of the Lenders or, if applicable Agent, Borrower agrees absolutely to protect, defend, indemnify and hold the Lenders, Agent, their respective officers, directors, employees and agents and each other Person controlling any of the foregoing (each, an “Indemnified Party”) harmless from and against any and all harm, loss, liability, damage, suite, claim, expense, fees and costs (including, without limitation, court costs and attorneys’ fees) (each, an “Indemnified Loss”) suffered or incurred by an Indemnified Party in connection with any claim, demand, suit or proceeding brought or asserted by any Person against an Indemnified Party arising out of or relating to the Lenders’ and Agent’s entering into or carrying out the terms of this Agreement or any of the Loan Documents or being the holder of a Promissory Note or any of the Loan Documents or resulting from Borrower’s performance hereunder including, without limitation, any injury or damage to any Person or property occurring on or about any of the Mortgaged Properties. This Section 8.23 is intended to apply only to third party claims against the Indemnified Parties, and not the Lenders’ claims against Borrower if an Event of Default has occurred, which shall be limited as provided in Article XI. This Section 8.23 shall survive the repayment of the Indebtedness, the cancellation of the Promissory Notes, and the foreclosures or reconveyance of the Lenders’ security interests in any applicable Mortgaged Properties.

Section 8.24 Knowledge. For purposes of this Agreement, the phrases “to the knowledge of Borrower” or “to the best knowledge of Borrower” shall mean, after reasonable inquiry of Property Manager, the knowledge of Thompson, Scott D. Peters and Andrea R. Biller.

Section 8.25 Transitional Arrangements.

(a) This Agreement shall supersede the Original Agreement in its entirety, except as otherwise provided in this Section 8.25. On the Closing Date, the rights and obligations of the parties under the Original Agreement, the “Notes” and the “Note Assumptions” and any Letters of Credit (as such terms are defined in the Original Agreement) shall be subsumed within and be governed by this Agreement, the Notes and the Note Assumptions; provided however, that any of the obligations and liabilities of Borrower under the Original Agreement outstanding under the Original Agreement shall, for purposes of this Agreement, be obligations and liabilities hereunder. The Lenders’ interests in such obligations and liabilities shall be reallocated on the Closing Date in accordance with each Lender’s applicable Percentage.

(b) Upon its receipt of the Notes and the Note Assumptions to be delivered hereunder on the Closing Date, each Lender will promptly return to Borrower, marked “Cancelled” or “Replaced,” the notes and note assumptions of Borrower held by such Lender pursuant to the Original Agreement. In the event that any Lender does not return its note or note assumption pursuant to the Original Agreement within thirty (30) days after the Closing Date, Borrower shall be entitled to receive an affidavit from such Lender with respect to the unreturned note.

(c) All interest and all commitment, facility and other fees and expenses due as of the Closing Date or accruing under or in respect of the Original Agreement shall be calculated as of the Closing Date (with the Unused Facility Fee (as defined in the Original Agreement) and Letter of Credit Fee (as defined in the Original Agreement) prorated for any fractional periods), and shall be paid on the Closing Date in accordance with the method specified in the Original Agreement as if such agreement were still in effect.

Section 8.26 Replacement Documents. Upon receipt of an affidavit of an officer of Agent or any Lender as to the loss, theft, destruction or mutilation of a Promissory Note or any Loan Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Promissory Note or Loan Document, Borrower will issue, in lieu thereof, a replacement Promissory Note or Loan Document, dated the date such Promissory Note or Loan Document was lost, stolen, destroyed or mutilated, in the same principal amount thereof and otherwise of like tenor.

ARTICLE IX

RELEASE OF LIENS

Section 9.1 Release. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this Section 9.1), Agent shall release a Mortgaged Property from the Liens created by this Agreement and the other Loan Documents upon the request of Borrower, subject to the following terms and conditions:

(a) Borrower shall deliver to Agent written notice of its desire to obtain such release no later than thirty (30) days prior to the date upon which such release is to be effected;

(b) Borrower shall submit to Agent with such request a Compliance Certificate, prepared with reference to and accompanied by pro forma financial statements prepared in accordance with the terms of Sections 5.2 (a) through (d) adjusted in the best good faith estimate of Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default shall exist after giving effect to such release;

(c) Borrower shall pay all reasonable costs and expenses of Agent in connection with such release, including, without limitation, reasonable attorneys’ fees, appraisal fees and disbursements;

(d) Borrower shall pay to Agent one hundred percent (100%) of the sale proceeds after deduction of reasonable and customary closing costs, including a one and a half percent (1.5%) disposition fee to Advisor, which total closing costs shall in no event exceed six percent (6%) of the sales price (the “Release Price”), together with all amounts required under Section 2.15 hereof;

(e) The Release Price of the Mortgaged Property shall not be less than the minimum amount required to cause the outstanding balance of the Loan (after giving effect to the release of the Mortgaged Property) to not exceed the then applicable Borrowing Base Loan Amount after giving effect to the requested release, including, without limitation, the required Loan to Value Ratio and Imputed Debt Service Coverage Ratio;

(f) Borrower shall submit evidence that the Minimum Collateral Pool and the Minimum Net Worth shall be satisfied after giving effect to the requested release; and

(g) The Release Price for any Mortgaged Property shall in no event be less than eighty five percent (85%) of the as-is appraised value shown on the most recent FIRREA Appraisal delivered to Agent for such Mortgaged Property.

ARTICLE X

PATRIOT ACT PROVISIONS

Section 10.1 Patriot Rules. All capitalized words and phrases and all defined terms used in the USA Patriot Act of 2001, 107 Public Law 56 (October 26, 2001 as amended from time to time) and in other statutes and all orders, rules and regulations of the United Stated government and its various executive departments, agencies and offices related to the subject matter of the Patriot Act, including but not limited to, Executive Order 13224 effective September 24, 2001 (collectively the “Patriot Rules”) and are incorporated into this Section 10.1.

(a) Representations Relating to Patriot Rules. Borrower hereby represents and warrants that Borrower, its limited and general partners and each and every Person that has or will have an interest in any Mortgaged Property or will participate in or derive a benefit from, in any manner whatsoever, the Loans, including, without limitation, Guarantor, Indemnitors and each Executing Subsidiary, is: (i) not a “blocked” person listed in the Annex to Executive Order Nos. 12947, 13099 and 13224 and all modifications thereto or thereof (as used in this Section 10.1, the “Annex”); (ii) in full compliance with the requirements of the Patriot Rules and all other requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (as used in this Section 10.1, “OFAC”); (iii) operated under policies, procedures and practices, if any, that are in compliance with the Patriot Rules and available to the Lenders for Lenders’ review and inspection during normal business hours and upon reasonable prior notice; (iv) not in receipt of any notice from the secretary of state or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of the Patriot Rules; (v) not listed as a Specially Designated Terrorist or as a “blocker” person on any lists maintained by the OFAC pursuant to the Patriot Rules or any other list of terrorists or terrorist organizations maintained by the OFAC pursuant to the rules and regulations of the OFAC issued pursuant to the Patriot Rules; (vi) not a person who has been determined by competent authority to be subject to any of the prohibitions contained in the Patriot Rules; and (vii) not owned or controlled by or now acting or will in the future act for or on behalf of any person named in the Annex or any other list promulgated under the Patriot Rules or any other person who has been determined to be subject to the prohibitions contained in the Patriot Rules.

(b) Covenants Relating to Patriot Rules. Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or any of its limited partner or general partner or affiliates, including, without limitation, Guarantor, Indemnitors or any Executing Subsidiary, become listed on the Annex or any other list promulgated under the Patriot Rules or is indicated, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering, Borrower shall immediately notify Agent. It shall be an Event of Default hereunder if Borrower, any Person comprising Guarantor, Indemnitors or any Executing Subsidiary becomes listed or any list promulgated under the Patriot Rules or is indicated, arraigned or custodially detained on charges involving money laundering or predicate crimes to money laundering.

[Signatures page follows]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first written above.

BORROWER:	G REIT, L.P., a Virginia limited partnership

	By:	G REIT, Inc., a Maryland corporation, its general partner

By: /s/ Scott D. Peters

Name: Scott D. Peters Title:

AGENT:	LASALLE BANK NATIONAL ASSOCIATION

By: _______________________________
Name: _____________________________
Title: ______________________________

LENDERS:	LASALLE BANK NATIONAL ASSOCIATION

By: _______________________________
Name: _____________________________
Title: ______________________________

BANK OF AMERICA, NATIONAL ASSOCIATION

By: _______________________________
Name: _____________________________
Title: ______________________________

CITIZENS FINANCIAL BANK

By: _______________________________
Name: _____________________________
Title: ______________________________

STATE OF CALIFORNIA )
) SS.
COUNTY OF ORANGE	)

On January 23, 3006 before me, J. Hu, Notary Public, personally appeared Scott Peters, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which person(s) acted, executed the instrument.

Witness my hand and official seal.

Signature /s/ J. Hu	(SEAL)	[J. HU

My Commission expires: September 30, 2009		Commission # 1610142 Notary Public — California Orange County My Comm. Expires Sep 30, 2009]

EXHIBIT A

LIST OF LENDERS AND COMMITMENTS

LaSalle Bank National Association	$26,684,309.00	45.7168765%
Bank of America, National Association	$26,684,309.00	45.7168765%
Citizens Financial Bank	$5,000.000.00	8.5662470%

EXHIBIT B

LIST OF ESTOPPEL TENANTS

CENTERPOINT

1. Meisser-Dowty

2. Cohesion, Inc.

3. Gentive Health Services

4. Door to Door Storage

DCF

1. The Starting Place

5508 Highway 290

1. Hill Country Bible Church

EXHIBIT C

LIST OF EXECUTING SUBSIDIARIES

GREIT — DCF Campus, LLC

GREIT — 5508 Highway 290, LP

GREIT — Centerpoint Corporate Park, LLC

GREIT — North Pointe, LP

GREIT — Pacific Place, LP

EXHIBIT D

Form of First Amendment to Loan Documents

[See Attached]
EXHIBIT E

Form of Reaffirmation of Guaranty

[See Attached]

EXHIBIT F

LIST OF MORTGAGED PROPERTY

311 and 339-359 State Road 7, Plantation, Florida

5508 Highway 290, Austin, Texas

20809-20829 72nd Avenue South and 6811 South 204th Street, Kent, Washington

4330-44 Watt Avenue, North Highlands, California

1910 Pacific Place, Dallas, Texas

EXHIBIT G

FORM OF ASSUMPTION OF NOTE

[See Attached]

EXHIBIT H

FORM OF PROMISSORY NOTE

[See Attached]

EXHIBIT I

FORM OF MORTGAGE AMENDMENT

[See Attached]

EXHIBIT J

FORM OF CERTIFICATE FOR BORROWER

The undersigned, being the General Partner of G REIT, L.P., a Virginia limited partnership (the “Borrower”), DOES HEREBY CERTIFY that:

1. This Certificate is furnished pursuant to Section 3.1 of the Second Amended and Restated Credit Agreement dated as of January      , 2006, among Borrower, the Lenders named therein and LaSalle Bank National Association, as Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”, the terms defined therein being used herein as therein defined).

2. The sole General Partner of Borrower is G REIT, Inc.

3. The persons named below have been duly appointed, and have duly qualified, as officers of G REIT, Inc., holding the respective offices below set opposite their names and the signatures below set opposite their names are their genuine signatures.

Name	Office	Signature
Chief Executive Officer

President

Chief Financial Officer

Chief Operations Officer

4. Attached hereto as Exhibit A is a certified copy of the Certificate of Limited Partnership of Borrower as filed in the State Corporation Commission for the Commonwealth of Virginia on      , 20     together with all certified amendments thereto adopted through the date hereof.

5. Attached hereto as Exhibit B is a true and correct copy of the Limited Partnership Agreement of Borrower as in effect on the date hereof together with all amendments thereto adopted through the date hereof.

6. Attached hereto as Exhibit C is a true and correct copy of a unanimous written consent/resolution of the General Partner of Borrower, which consent/resolution has not been revoked, modified, amended or rescinded and remains in full force and effect. The consent/resolution set forth as Exhibit C represents the sole action of the General Partner of Borrower pertaining to the execution, delivery and performance of the Loan Documents.

7. Borrower has complied with and is now in compliance with all of the terms, conditions and covenants of the Credit Agreement, the Promissory Notes and the Loan Documents executed by it, including, without limitation, the covenants set forth in Sections 5.1(n) and (o) and 5.3(b) of the Credit Agreement.

8. No Default or Event of Default under the Credit Agreement has occurred or would occur as of the Closing Date.

9. The representations and warranties of Borrower contained in the Credit Agreement and in the other Loan Documents are true in all material respects as if such representations and warranties had been made on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this day of January      , 2006.

G REIT, Inc., a Maryland corporation, its general partner By: Name: Title:

Exhibit A to Exhibit J

Certificate of Limited Partnership

[Attached]

Exhibit B to Exhibit J

Certified Copy of Limited Partnership Agreement

[Attached]

Exhibit C to Exhibit J

Unanimous Consent of General Partner of Borrower

[Attached]

EXHIBIT K

FORM OF MANAGER’S CERTIFICATE FOR EACH EXECUTING SUBSIDIARY

The undersigned, being the Secretary of TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company (“Triple Net”), DOES HEREBY CERTIFY that:

1. This Certificate is furnished pursuant to Section 3.1 of the Second Amended and Restated Credit Agreement dated as of January      , 2006, among G REIT, L.P. (“Borrower”), the Lenders named therein and LaSalle Bank National Association, as Agent (such Amended and Restated Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”, the terms defined therein being used herein as therein defined).

2. Triple Net is the manager of [Executing Subsidiary or      , the general partner of Executing Subsidiary], a      [(“Executing Subsidiary” or “G.P.”)], the owner of one of the Mortgaged Properties.

3. [G.P. is the sole general partner of Executing Subsidiary.]

4. The persons named below have been duly appointed, and have duly qualified, as officers of Triple Net, holding the respective offices below set opposite their names and the signatures below set opposite their names are their genuine signatures.

Name	Office	Signature
Anthony W. Thompson	Chief Executive Officer

Scott Peters	Chief Financial Officer

Louis J. Rogers	President

5. Attached hereto as Exhibit A is a certified copy of the Certificate of Formation of the [Executing Subsidiary] as filed in the Office of Secretary of State for the state of      on      , 200     together with all certified amendments thereto adopted through the date hereof.

6. Attached hereto as Exhibit B is a true and correct copy of the Limited Liability Company Agreement of [Executing Subsidiary] as in effect on the date hereof, together with all amendments thereto adopted through the date hereof.

7. Attached hereto as Exhibit C is a true and correct copy of a unanimous written consent of the Manager of Executing Subsidiary, which consent has not been revoked, modified, amended or rescinded and remains in full force and effect. The consent set forth as Exhibit C represents the sole action of the [Executing Subsidiary] pertaining to the execution, delivery and performance of the Loan Documents to which [Executing Subsidiary] is a party.

8. [Add documents for G.P. if necessary]

9. The representations and warranties of [Executing Subsidiary] contained in the Loan Documents to which it is a party are true in all material respects as if such representations and warranties had been made on and as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this      day of January      , 2006.

TRIPLE NET PROPERTIES, LLC, a Virginia limited liability company By: Talle Voorhies Secretary

Exhibit A to Exhibit K

Certificate of Formation of Executing Subsidiary

[Attached]

Exhibit B to Exhibit K

Certified Copy of Operating Agreement

[Attached]

Exhibit C to Exhibit K
Unanimous Consent of General Partner Agreement

[Attached]

EXHIBIT L

FORM OF ESTOPPEL

To:	LaSalle Bank National Association
135 S. LaSalle, Suite 1225
Chicago, Illinois 60603
Attn: Manager Real Estate Administration
Re:	Lease Dated:	(the “Lease”)
	Tenant:	(“Tenant”)
	Landlord:	(“Landlord”)
	Common Address of Building:	(the “Building”)
	Leased Premises within the Building:	(the “Premises”)

Tenant acknowledges that (a) LaSalle Bank National Association, a national banking association, its successors and assigns (“Lender”) has agreed, subject to the satisfaction of certain terms and conditions, to make a loan (“Loan”) to G REIT, L.P., a Virginia limited partnership, a [member] of Landlord [or the prospective purchaser of Landlord’s interest], secured by a mortgage lien on the Building and the land on which the Building is located, and (b) Lender is requiring this Certificate as a condition to its making the Loan. Accordingly, Tenant hereby certifies and confirms to Lender and acknowledges and agrees as follows:

1. Tenant is in full and complete possession of the Premises demised under the Lease, such possession having been delivered by the Landlord pursuant to the Lease and having been accepted by the Tenant.

2. The improvements to the Premises that Landlord is required to furnish under the Lease have been completed in all respects to the satisfaction of Tenant, and the Premises are open for the use of Tenant, its customers, employees and invitees. All contributions required to be paid by Landlord to Tenant in connection with improvements to the Premises have been paid in full.

3. All duties or obligations of Landlord required under the Lease which were an inducement to Tenant to enter into the Lease have been fully performed.

4. The Lease is in full force and effect. No default exists on the part of Landlord or Tenant under the Lease, nor does any circumstance currently exist that, but for the giving of notice or the passage of time, or both, would be such a default. The Lease constitutes the entire rental agreement between Landlord and Tenant with respect to the Premises and has not been amended, modified or supplemented, except as attached hereto, and has not been superceded. There are no oral agreements between Landlord and Tenant with respect to the Premises. A true and correct copy of the Lease (including all amendments thereto) is attached to this Certificate and Tenant agrees not to amend or modify the Lease without the prior written consent of Lender.

5. No rents under the Lease have been prepaid, except the current month’s rent. Tenant agrees that it shall not prepay any rents under the Lease more than one month from the date when such rents are due. Tenant does not now have or hold any claim or defense against Landlord which might be set off or credited against future accruing rents or which might otherwise excuse Tenant’s performance under the Lease.

6. Tenant has received no notice of a prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents secured therein.

7. Tenant does not have any outstanding options or rights of first refusal to purchase the Premises, or any part thereof, or to purchase or lease any other part of the Building, except (state none, if applicable): .

8. No actions, whether voluntary or involuntary, are pending against Tenant or any guarantor of the Lease under any bankruptcy, insolvency or similar laws of the United States or any state thereof.

9. The term of the Lease commenced on the      day of      , 200     and ends on the      day of      , 200     , subject to options to renew, if any, set forth in the Lease.

10. The current monthly base rental payable by Tenant under the Lease is $     . Percentage rent [is/is not] payable, as provided in the Lease. The current estimated monthly payments made by Tenant under the Lease in respect of common area maintenance costs and real estate taxes are $     and $     , respectively.

11. The security deposit under the Lease is currently $     .

12. So long as the Loan is outstanding, Tenant shall pay any termination fees payable for the early termination of the Lease to Landlord and Lender jointly.

13. Lender will rely on the representations and agreements made by Tenant herein in connection with Lender’s agreement to make the Loan and Tenant agrees that Lender may so rely on such representations and agreements.

[Signature page follows]

Executed this      day of      , 200     .

Tenant:

By:
Print Name:
Title:

EXHIBIT A to EXHIBIT L

Copy Of Lease

[To Be Attached By Tenant]

EXHIBIT M

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

     ,
[Date]

Reference is made to the Second Amended and Restated Credit Agreement, dated January      , 2006 (as amended, modified and/or restated from time to time, the “Credit Agreement”, among G REIT, L.P., as borrower, LaSalle Bank National Association, as Agent, and the institution(s) identified on Exhibit A of such Credit Agreement, as Lender(s). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.      (the “Assignor”) and      (the “Assignee”) agree as follows:

1.	Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes without recourse from Assignor, an amount equal to $ of the Commitment, which, as of the date hereof, represents a % interest of Assignor’s portion of the Commitment, such Assignor’s rights and obligations under the Credit Agreement, and the amounts owing to such Assignor by Borrower under the Credit Agreement or the other Loan Documents on the Assignment Effective Date (as hereinafter defined) and the Promissory Note held by such Assignor (the “Assignment”).

2.	Assignor (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Assumption Agreement; and (B) as of the date hereof (prior to giving effect to this Assignment) its portion of the Commitment is $ , and the aggregate outstanding principal amount of Advances owing to such Assignor is $ , (ii) makes no representation or warranty, express or implied, and assumes and shall have no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto or the attachment, perfection or priority of any security interest or mortgage, other than that it is the legal and beneficial owner of the interest being assigned by it hereunder free and clear of any claim or encumbrance; (iii) makes no representation or warranty and assumes and shall have no responsibility with respect to the financial condition of Borrower or any other person primarily or secondarily liable in respect of any of their obligations under the Credit Agreement or any other Loan Document, or the performance or observance by Borrower or any other person primarily or secondarily liable in respect of any of their obligations under the Credit Agreement or any other Loan Document of any of their obligations under the Credit Agreement or any other Loan Document; and (iv) attaches the Promissory Note referred to in paragraph 1 above and requests that Agent exchange such Promissory Note for a new Promissory Note dated , in the principal amount of $ and payable to the order of Assignee [and a new Promissory Note dated , in the principal amount of $ and payable to the order of Assignor. [Insert if Assignor is making a partial assignment]

3.	Assignee (i) represents and warrants that (A) it is duly and legally authorized to enter into this Assignment and Assumption Agreement, (B) the execution, delivery and performance of this Assignment and Assumption Agreement do not conflict with any provision of law or of the charter or by-laws of Assignee, or any agreement binding on Assignee, (C) all acts, conditions and things required to be done and performed and to have occurred prior to the execution, delivery and performance of this Assignment and Assumption Agreement, and to render the same the legal, valid and binding obligation of Assignee, enforceable against it in accordance with its terms, have been done and performed and have occurred in due and strict compliance with all applicable laws; (ii) confirms that it has received a copy of the Credit Agreement and each of the other Loan Documents, together with copies of the most recent financial statements referred to in Section 5.2 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption Agreement; (iii) agrees that it will, independently and without reliance upon Assignor, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees for the benefit of Agent, each of the Lenders and Borrower that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender and that it shall be liable directly to Assignor, Agent, each of the Lenders and Borrower for the performance of such obligations; (vi) agrees to treat in confidence any information obtained by it pursuant to the terms of the Credit Agreement unless permitted pursuant to the terms of the Credit Agreement; [and (vii) is organized under the laws of a jurisdiction outside of the United States of America, and has attached hereto completed and signed copies of Internal Revenue Service Forms 1001 and 4224 and any forms that may be required by the United States Internal Revenue Service in order to certify Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Credit Agreement and the Promissory Notes or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty [If the Assignee is organized under the laws of a jurisdiction outside the United States. ]].

4.	The effective date for this Assignment and Assumption Agreement shall be (the “Assignment Effective Date”). Following the execution of this Assignment and Assumption Agreement, it will be delivered to Agent for acceptance and recording by Agent.

5.	Upon such acceptance and recording, as of the Assignment Effective Date, (i) Assignee shall either already be a party to the Credit Agreement or, if not, execute and deliver to Agent a counterpart execution page to the Credit Agreement substantially in the form of the current execution page to the Credit Agreement, (ii) to the extent provided in this Assignment and Assumption Agreement, have the rights and obligations of a Lender thereunder, and (iii) Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent of the portion of Assignor’s Commitment assigned to and assumed by Assignee pursuant to this Assignment and Assumption Agreement; provided, however, that Assignor shall retain all right which are expressly declared in the Credit Agreement to survive such assignment. The purchase and assumption by Assignee provided for herein shall have the same force and effect as if Assignee was a party to and had executed the Credit Agreement and Borrower will have the right to enforce against each Assignee all of the obligations of a Lender under the Credit Agreement.

6.	Upon such acceptance and recording, from and after the Assignment Effective Date, Agent shall make all payments under the Credit Agreement and the Promissory Notes in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, fees and other amounts with respect thereto) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the Promissory Notes for periods prior to the Effective Date directly between themselves.

7.	This Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois

8.	This Assignment and Assumption Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signatures page follows]

[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

Domestic Lending Office

(and address for notices):

ACCEPTED BY:

[NAME OF AGENT]

By:
Title:

ACCEPTED BY:

[NAME OF BORROWER]

By:
Title:

ARTICLE I DEFINITIONS; CONSTRUCTION

Section 1.1 Section 1.2 Section 1.3	Definitions Accounting Terms and Determinations Other Definitional Terms

ARTICLE II AMOUNTS AND TERMS

Section 2.1
Section 2.2
Section 2.3
Section 2.4
Section 2.5
Section 2.6
Section 2.7
Section 2.8
Section 2.9
Section 2.10
Section 2.11
Section 2.12
Section 2.13
Section 2.14
Section 2.15
Section 2.16
Section 2.17
Section 2.18
Section 2.19
Commitment.
Intentionally Deleted.
Intentionally Deleted.
Intentionally Deleted.
Promissory Notes; Collateral.
Interest on the Loan.
Payments.
Prepayments.
Maturity Date
Payments, Etc.
Interest Rate Not Ascertainable, Etc
Illegality.
Increased Costs.
Change of Lending
Funding Losses
Taxes
Intentionally Deleted.
Intentionally Deleted.
Fees

ARTICLE III CONDITIONS TO CLOSING

Section 3.1	Conditions Precedent to Closing

ARTICLE IV REPRESENTATIONS AND WARRANTIES

Section 4.1
Section 4.2
Section 4.3
Section 4.4
Section 4.5
Section 4.6
Section 4.7
Section 4.8
Section 4.9
Section 4.10
Section 4.11
Section 4.12
Section 4.13
Section 4.14
Section 4.15
Section 4.16
Section 4.17
Section 4.18
Section 4.19
Section 4.20
Section 4.21
Section 4.22
Section 4.23
Section 4.24
Section 4.25
Section 4.26
Section 4.27
Section 4.28
Section 4.29
Section 4.30
Section 4.31
Section 4.32
Section 4.33
Section 4.34
Section 4.35
Section 4.36
Good Standing
Authorization of Agreement; No Violation
Governmental Approvals
Binding Effect
Financial Information and No Material Adverse Change
Litigation
Compliance with Law
Employees
ERISA
No Default
Improvements.
Intellectual Property
No Burdensome Restrictions
Taxes
Investment Company Act; Other Regulations
Insurance
Mortgaged Properties.
Full and Accurate Disclosure
Solvency
Not Foreign Person
Assessments
Flood Zone
Physical Condition
Operation of Properties
Margin
Hazardous Materials
Brokerage
Representations and Warranties in the Loan Documents
Loan Documents
Utilities
Labor and Materials
Usury
Leases
Commercial Purposes
Exempt Transaction
Reportable Transaction

ARTICLE V COVENANTS Section 5.1 Section 5.2 Section 5.3 Section 5.4	Certain Affirmative Covenants Reporting Covenants Negative Covenants Casualty

ARTICLE VI EVENTS OF DEFAULT

Section 6.1 Section 6.2 Section 6.3 Section 6.4 Section 6.5	Events of Default Global Remedies Marshaling; Waiver of Certain Rights; Recapture Application of Proceeds. Attorneys-in-Fact

ARTICLE VII AGENCY AND INTERCREDITOR

Section 7.1
Section 7.2
Section 7.3
Section 7.4
Section 7.5
Section 7.6
Section 7.7
Section 7.8
Section 7.9
Section 7.10
Section 7.11
Section 7.12
Section 7.13
Section 7.14
Section 7.15
Section 7.16
Section 7.17
Appointment
Delegation of Duties
Exculpatory Provisions
Reliance by Agent
Notice of Default and Other Notices From Borrower.
Non-Reliance on Agent and the Other Lenders
Indemnification
Agent in Its Individual Capacity
Agent’s Resignation or Removal
Appointment of a Substitute Agent
Loans
Priority of Loans
Books and Records
Decisions of the Lenders
Unanimous Approvals by the Lenders
Approvals by the Required Lenders.
Management of Acquired Collateral

ARTICLE VIII MISCELLANEOUS

Section 8.1
Section 8.2
Section 8.3
Section 8.4
Section 8.5
Section 8.6
Section 8.7
Section 8.8
Section 8.9
Section 8.10
Section 8.11
Section 8.12
Section 8.13
Section 8.14
Section 8.15
Section 8.16
Section 8.17
Section 8.18
Section 8.19
Section 8.20
Section 8.21
Section 8.22
Section 8.23
Section 8.24
Section 8.25
Section 8.26
Notices
Amendments, Etc
No Waiver; Remedies Cumulative
Payment of Expenses, Etc.
Right of Setoff
Benefit of Agreement
Governing Law; Submission to Jurisdiction.
Counterparts
Headings Descriptive
Entire Agreement
Further Assurances
Participation
Assignments.
Withholding
Amounts Received by the Lenders
No Joint Venture
Acknowledgment by Parties Hereto
Right of the Lenders and Agent to Transact Business
Sharing of Payments
Limitation of Liability
Reliance by Borrower
Time of the Essence
Indemnity
Knowledge
Transitional Arrangements.
Replacement Documents

ARTICLE IX RELEASE OF LIENS

Section 9.1	Release

ARTICLE X PATRIOT ACT PROVISIONS

Section 10.1	Patriot Rules

List of Exhibits and Schedules

Exhibit A: Exhibit B: Exhibit C: Exhibit D: Exhibit E: Exhibit F: Exhibit G: Exhibit H: Exhibit I: Exhibit J: Exhibit K: Exhibit L: Exhibit M:	List of Lenders and Commitments
List of Estoppel Tenants
List of Executing Subsidiaries
Form of First Amendment to Loan Documents
Form of Reaffirmation of Guaranty
List of Mortgaged Properties
Form of Assumption of Note
Form of Promissory Note
Form of Mortgage Amendment
Form of Certificate for Borrower
Form of Manager’s Certificate for each Executing Subsidiary
Form of Estoppel
Form of Assignment and Assumption Agreement